Exhibit 2.1

Business Combination Agreement
by and between

Bluerock Acquisition Corp.,
as the Purchaser,

BLRK Merger Sub Inc.,

and

Bitonic Technology Labs Inc. d/b/a Yellow.ai,
as the Company

Dated: July 31, 2026

i

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 31, 2026 (the “Signing Date”) by and between Bluerock Acquisition Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), BLRK Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Purchaser (“Merger Sub”), and Bitonic Technology Labs Inc. d/b/a Yellow.ai, a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), prior to the Closing, the Purchaser shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Cayman Companies Act (the “Domestication”), with the continuing entity following the Domestication to be renamed “Yellow.ai”. The Domestication will take place at least one day prior to the Closing Date;

WHEREAS, immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”); and in connection with the Domestication: (a) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Purchaser Common Stock; (b) each then issued and outstanding warrant of the Purchaser (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Purchaser Common Stock (“Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of Purchaser (the “Cayman Purchaser Units”) shall convert automatically into one unit of Purchaser consisting of one share of Domesticated Purchaser Common Stock and one-third of one Domesticated Purchaser Warrant (“Domesticated Purchaser Unit”);

WHEREAS, substantially concurrently with or immediately following the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), the Purchaser will: (a) file a certificate of incorporation with the Secretary of State of the State of Delaware in form to be agreed to by Purchaser and the Company reflecting substantially the terms set forth on Exhibit A (the “Purchaser Charter upon Domestication”); and (b) adopt bylaws in in form to be agreed to by Purchaser and the Company reflecting substantially the terms set forth on Exhibit A (the “Purchaser Bylaws upon Domestication”);

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), at the Closing, Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”), resulting in the Company becoming a direct wholly-owned subsidiary of the Purchaser;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, pursuant to which the Sponsor has agreed, subject to the terms and conditions set forth in the Sponsor Support Agreement, among other things, to vote to adopt and approve this Agreement and the Transactions, including the Domestication and the Merger and to surrender 750,000 Purchaser Class B Ordinary Shares for nil consideration;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company’s shareholders listed on Schedule A to this Agreement (the “Company Support Stockholders”) have executed and delivered to Purchaser a Company Support Agreement (a “Company Support Agreement”) pursuant to which such shareholders have agreed, subject to the terms and conditions set forth in the Company Support Agreement, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to an action by written consent of the equityholders of the Company) to adopt and approve this Agreement and the Transactions, including the Merger;

WHEREAS, on or prior to the Signing Date, Purchaser entered into (i) securities purchase agreements (the “Note PIPE Purchase Agreements”) with certain investors (such investors, the “Note PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such Note PIPE Investors have agreed to purchase convertible notes of the Purchaser in an aggregate principal amount of up to $50 million, with such notes to be issued in multiple tranches, with the first convertible note in an aggregate principal amount of $25 million to be purchased by the Note PIPE Investors substantially concurrently with the Closing (as defined below) (the “Note PIPE Investment”); and (ii) subscription agreements with third-party investors named therein (such investors, the “Equity PIPE Investors,” and together with the Note PIPE Investors, the “Initial PIPE Investors”), substantially in the form attached hereto as Exhibit B (the “Equity PIPE Subscription Agreements,” and together with the Note PIPE Purchase Agreements, the “Initial PIPE Agreements”), pursuant to which, among other things, the Equity PIPE Investors have agreed to subscribe for and purchase, and Purchaser has agreed to issue and sell to the Equity PIPE Investors, an aggregate number of units (each, an “Equity PIPE Unit”), with each Equity PIPE Unit representing the right to receive at the time of the Merger (i) one share of Domesticated Purchaser Common Stock and (ii) one Domesticated Purchaser Warrant, as set forth in the Subscription Agreements, at a purchase price of $10.00 per Equity PIPE Unit (the “Equity PIPE Investment,” and together with the Note PIPE Investment, the “Initial PIPE Investment”);

WHEREAS, simultaneously with the execution of this Agreement, Sponsor and the officers and directors of Purchaser as of the Signing Date, the officers and directors of the Company as of the Signing Date, certain of the Company Stockholders, the Company and the Purchaser have entered into a Lock-Up Agreement (the “Lock-Up Agreement”);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser, the Company Stockholders and the other parties to such agreement will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached as Exhibit C. The Purchaser and the Company may agree upon changes to the form attached as Exhibit C, provided those changes are reflected in writing signed by each of the Purchaser and the Company;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes: (i) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (ii) the Sponsor Share Conversion qualifies as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; (iv) this Agreement constitutes, and is adopted by the Purchaser as, a separate “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code for each of the Domestication and Sponsor Share Conversion; and (v) this Agreement constitutes, and is adopted by the Purchaser, Merger Sub, and the Company as, a separate “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code for the Merger (clauses (i), (ii) and (iv), collectively, the “Purchaser Intended Tax Treatments,” clauses (iii) and (v), collectively, the “Company Intended Tax Treatments” and the Purchaser Intended Tax Treatments and the Company Intended Tax Treatments, collectively, the “Intended Tax Treatments”);

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and each Ancillary Document to which the Company will be a party and to consummate the Transactions, including the Merger; (b) approved the execution and delivery by the Company of this Agreement, each of the Ancillary Documents to which it will be a party and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement; (c) directed that this Agreement be submitted to the Company Stockholders for their adoption and approval; and (d) recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by the Company Stockholders;

WHEREAS, the board of directors of the Purchaser have: (a) determined that it is in the best interests of the Purchaser and the Purchaser Shareholders, and declared it advisable, for the Purchaser to enter into this Agreement providing for the Transactions, including the Domestication and the Merger, the 2026 Milestone Equity Plan and the Equity Incentive Plan, by, and each Ancillary Document to which it will be a party; (b) approved the execution and delivery by the Purchaser of this Agreement, each of the Ancillary Documents to which it will be a party and the Transactions, including the Domestication and Merger, on the terms and subject to the conditions of this Agreement; (c) directed that this Agreement, the Domestication and the Merger, the 2026 Milestone Equity Plan and the Equity Incentive Plan be submitted to the Purchaser Shareholders for adoption; and (d) recommended the approval and adoption of this Agreement and the Transactions, including the Domestication and the Merger, the 2026 Milestone Equity Plan and the Equity Incentive Plan, by the Purchaser Shareholders; and

WHEREAS, the board of directors of Merger Sub has: (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and consummate the Transactions, including the Merger; (b) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement; (c) directed that this Agreement be submitted to its stockholder for its adoption and approval; and (d) recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by its stockholder.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

MERGER

Section 1.01 Domestication.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Companies Act, at least one (1) day after the Redemption and at least one (1) day prior to the Closing Date, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Purchaser Bylaws upon Domestication, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and file with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act, and (d) the Purchaser shall obtain a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities.

(i) Immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share; and

(ii) Immediately following the Sponsor Share Conversion, in connection with the Domestication: (a) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (b) each then issued and outstanding Cayman Purchaser Warrant shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (c) each then issued and outstanding Cayman Purchaser Unit shall convert automatically into one (1) Domesticated Purchaser Unit.

Section 1.02 Merger. On the terms and subject to the conditions of this Agreement, at least one day following the Domestication, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving the Merger (the Company being sometimes referred to in reference to the periods at and after the Effective Time as the “Surviving Company”). Contemporaneous with the Merger, the Surviving Company will change its name to a name to be mutually agreed by the parties prior to the Closing. Following the Merger the separate corporate existence of Merger Sub shall cease. The Merger shall be evidenced by a certificate of merger (the “Certificate of Merger”) and consummated in accordance with this Agreement and the DGCL and, upon the filing of the Certificate of Merger or at such later time as may be agreed by the Purchaser and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 1.03 Effects of the Merger.

(a) The Merger shall have the effects set forth in this Agreement and the DGCL. By virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, subject to the terms of this Agreement, including Section 10.14. In addition, all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall by operation of law be the certificate of incorporation and bylaws of the Surviving Company, until thereafter amended in accordance with applicable Law.

(c) The Parties will take such actions as are necessary so that immediately following the Effective Time: (i) the directors of the Merger Sub will be the initial directors of the Surviving Company, each to serve in accordance with the certificate of incorporation and bylaws of the Surviving Company; and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Section 1.04 Effect of the Merger on Securities.

(a) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder of any Company Stock:

(i) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.00001 per share.

(ii) Cancellation of Certain Company Stock. All Company Stock issued and outstanding immediately prior to the Effective Time held by the Company in treasury or owned by the Purchaser or Merger Sub (collectively, the “Cancelled Shares”) shall no longer be outstanding. All such shares shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock issued upon conversion of the Company Preferred Stock and the Company SAFEs immediately prior to the Effective Time), other than Cancelled Shares and Dissenting Shares, without any action on the part of the Parties or the Company Stockholders, shall be converted into the right to receive, without interest and subject to any applicable Tax withholding, the Per Share Merger Consideration.

(b) Effect on Domesticated Purchaser Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder of Domesticated Purchaser Units, each then issued and outstanding Domesticated Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated Purchaser Common Stock and one-third of one Domesticated Purchaser Warrant.

Section 1.05 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock, Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any share subdivision, stock split, reverse stock split, share consolidation, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction, then any number, value or amount contained in this Agreement which is based upon the number of shares of Company Common Stock, Company Preferred Stock, Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares will be appropriately adjusted to provide to the holders of Company Common Stock and Company Preferred Stock and the holders of Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares the same economic effect as contemplated by this Agreement. Notwithstanding the immediately preceding sentence, this Section 1.05 shall not be construed to permit any Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 1.06 Allocation Schedule.

(a) Five Business Days prior to the Closing Date, the Company shall deliver to the Purchaser (and the Purchaser shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”), setting forth:

(i) Equity Value Calculation and Per Share Merger Consideration:

(A) The Company’s good faith calculation of the Equity Value, including (1) the aggregate amount of Indebtedness of the Company and its Subsidiaries as of the anticipated Closing Date, and (2) the Net Working Capital of the Company and its Subsidiaries as of the anticipated Closing Date, together with reasonably detailed supporting calculations for each of the foregoing; and

(B) The Company’s good faith calculation of the Per Share Merger Consideration;

(ii) Company Securityholders:

(A) The number of shares of Company Common Stock held by each Company Stockholder as of immediately prior to the Effective Time, on an as-converted to Company Common Stock basis (including the number of shares of Company Common Stock issuable to each Company Stockholder upon conversion of the Company Preferred Stock based on the then applicable Conversion Rate);

(B) The number of shares of Company Common Stock subject to each Company Option held by each holder of Company Options as of immediately prior to the Effective Time, and the exercise price of such Company Options;

(C) The number of shares of Company Common Stock subject to each Company Warrant that has not been exercised as of immediately prior to the Effective Time, and the exercise price of each such Company Warrant;

(D) With respect to each Company SAFE Investor, the number of shares of Company Common Stock issuable upon conversion of such Company SAFE Investor’s Company SAFE pursuant to the applicable SAFE Amendment;

(iii) Allocation of Aggregate Consideration; Exchanged Options; Assumed Warrants:

(A) The portion of the Aggregate Consideration to be allocated to each Company Stockholder and each Company SAFE Investor;

(B) (1) The number of shares of Domesticated Purchaser Common Stock that will be subject to each Exchanged Company Option; and (2) the exercise price of such Exchanged Company Option at the Effective Time;

(C) (1) The number of shares of Domesticated Purchaser Common Stock that will be subject to each Assumed Warrant; and (2) the exercise price of such Assumed Warrant at the Effective Time;

(iv) Company Transaction Costs: A good faith calculation of the aggregate amount of the Company Transaction Costs to be paid as of the Closing, including all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Purchaser); and

(v) Certificate: A certificate, duly executed by an authorized executive officer of the Company in his or her capacity as an executive officer of the Company that the information delivered in the Allocation Schedule is and as of immediately prior to the Effective Time will be true, complete and correct in all respects. The Company will review and consider any comments to the Allocation Schedule provided by the Purchaser or any of its Representatives in good faith.

Notwithstanding anything to the contrary in this Agreement, the aggregate number of shares of Domesticated Purchaser Common Stock that each Company Securityholder or other Person will have a right to receive under this Agreement as of the Effective Time will be rounded down to the nearest whole share. In no event shall the aggregate number of shares of Domesticated Purchaser Common Stock set forth on the Allocation Schedule exceed the Aggregate Consideration.

(b) The Purchaser, Merger Sub, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely on the names, amounts and other information set forth in the Allocation Schedule without any independent investigation or inquiry. None of the Purchaser, Merger Sub, the Exchange Agent or their respective Affiliates or Representatives shall have any liability to any Company Securityholder or any other Person for relying on the Allocation Schedule. Further, the Purchaser, Merger Sub, the Exchange Agent and their respective Affiliates have no obligations, duty or liability with respect to the calculation of amounts or information set forth in the Allocation Schedule. Except with the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Allocation Schedule will not be formally modified for purposes of this Agreement after its initial delivery to the Purchaser except pursuant to a written instruction from the Company. To be valid, any such written instruction shall be accompanied by a certification from an authorized executive officer of the Company acting in his or her capacity as an executive officer of the Company that such modification is true, complete and correct. The Purchaser, the Exchange Agent and their respective Affiliates and Representatives shall then be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

Section 1.07 Treatment of Company Options.

(a) Ineligible Company Options. Immediately prior to the Effective Time, each Company Option that both (i) is outstanding and unexercised and (ii) held by a holder of such Company Option who is not an Eligible Participant as of immediately prior to the Effective Time (each, an “Ineligible Company Option”), shall not be assumed by Purchaser and shall automatically, and without any action on the part of the Parties or the holder of such Ineligible Company Option (such holder, an “Ineligible Participant”), be terminated and cancelled as of the Effective Time without the payment of any consideration at the Effective Time or thereafter. No Ineligible Company Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of Purchaser, the Surviving Company or any of their Affiliates or replaced with any other form of consideration. The Company shall notify in writing each Ineligible Participant not later than fifteen (15) Business Days prior to the Closing Date of the treatment of such Ineligible Participant’s Ineligible Company Option under this Agreement and provide such ineligible Person an opportunity to exercise such Ineligible Company Option in accordance with its terms for a period of not less than five (5) Business Days prior to the Closing Date (which period shall end no later than six (6) Business Days prior to the Closing Date).

(b) All Other Company Options. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that is not an Ineligible Company Option (each, an “Eligible Option”), whether vested or unvested, automatically and without any action on the part of the Parties or the holder of such Company Option, shall be assumed and converted by Purchaser into an option to acquire Domesticated Purchaser Common Stock on the same terms and conditions as were applicable to each such Eligible Option immediately prior to the Effective Time, including applicable vesting and exercisability conditions (such option, an “Exchanged Company Option”), except (i) to the extent that such terms or conditions are rendered inoperative by the Transactions and (ii) that the number of Domesticated Purchaser Common Stock shares subject to such Exchanged Company Option shall be equal to: (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time; multiplied by (B) the Per Share Merger Consideration (rounded down to the nearest whole share, with no cash being payable for any fractional share eliminated by such rounding) and the exercise price per share of Domesticated Purchaser Common Stock subject to each Exchanged Company Option shall be equal to: (x) the exercise price per share of Eligible Option immediately prior to the Effective Time divided by (y) the Per Share Merger Consideration (rounded up to the nearest whole cent). Notwithstanding anything in this Agreement to the contrary, (x) each Exchanged Company Option shall be subject to such adjustments as reasonably determined by the Post-Closing Purchaser Board or a committee thereof administering the Exchanged Options, in its sole discretion to be necessary or appropriate to give effect to the Transactions and (y) the treatment of Exchanged Company Options shall be subject to such modifications, if any, as reasonably determined by the Post-Closing Purchaser Board or a committee thereof administering the Exchanged Company Options and only to the extent commercially reasonable, in its sole discretion, as are required to cause the treatment of the Exchanged Company Options set forth in this Agreement to be made in a manner consistent with the requirements of Section 409A of the Code and, as applicable, Section 424 of the Code.

(c) At or prior to, and contingent upon, the Effective Time, the Company shall take all action reasonably necessary to terminate the Company Stock Plan such that (i) no further awards may be granted under the Company Stock Plan on or after the Effective Time, (ii) except with respect to shares of Domesticated Purchaser Common Stock to be issued on the exercise of the Exchanged Company Options, no further shares of capital stock of the Company, Purchaser or their respective Affiliates shall be issued under the Company Stock Plan on or after the Effective Time and (iii) to the extent (x) any shares of Domesticated Purchaser Common Stock are not issued to the holder of the Exchanged Company Option on the exercise or settlement of such Exchanged Company Option, or (y) the Exchanged Company Option expires unexercised, and in case of either (x) or (y), such shares would otherwise return to the share reserve of the Company Stock Plan pursuant to the terms of the Company Stock Plan, such shares of Domesticated Purchaser Common Stock shall not return to the share reserve of the Company Stock Plan and shall instead be returned to Purchaser and retired and not be made subject to awards under the Equity Incentive Plan or the 2026 MEP. All agreements, notices or other documents prepared by the Company in connection with the treatment of Company Options under this Agreement and the termination of the Company Stock Plan (including the board resolutions and the notice to the Ineligible Participants) shall be subject to the prior review, comment and approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed).

(d) At or prior to the Effective Time, the Company and the board of directors of the Company shall: (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and the Company Stock Plan pursuant to this Section 1.07; and (ii) take all actions necessary to ensure that from and after the Effective Time the Purchaser will not be required to deliver Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of any Company Options or any promises to grant Company Options.

Section 1.08 Treatment of Company Warrants.

(a) Each Company Warrant that has not been exercised as of immediately prior to the Effective Time shall be assumed by the Purchaser (each resulting warrant, an “Assumed Warrant”).

(b) Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to its predecessor Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each Assumed Warrant shall be exercisable solely for shares of Domesticated Purchaser Common Stock; (B) the number of shares of Domesticated Purchaser Common Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Common Stock subject to the predecessor Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration and rounding the resulting number down to the nearest whole number of shares of Domesticated Purchaser Common Stock; and (C) the per share exercise price for the Domesticated Purchaser Common Stock issuable upon exercise of each Assumed Warrant shall be determined by dividing the per share exercise price for the shares of Company Common Stock subject to the predecessor Company Warrant, as in effect immediately prior to the Effective Time by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent.

Section 1.09 Treatment of Company SAFEs. Effective as of immediately prior to the Effective Time, each Company SAFE outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with the terms of the applicable SAFE Amendment, be converted into the number of shares of Company Common Stock determined in accordance with the conversion price set forth in such SAFE Amendment. Each share of Company Common Stock received upon conversion of the Company SAFEs in accordance with the immediately preceding sentence shall be treated in the Merger as provided in Section 1.04(a)(iii), above (the “SAFE Consideration”). As of the Effective Time, each Company SAFE shall be terminated, and each Company SAFE Investor shall cease to have any rights with respect to its Company SAFE other than the right to receive the Aggregate Consideration in respect of the shares of Company Common Stock attributable to such Company SAFE as set forth in the Allocation Schedule.

Section 1.10 Exchange of Company Certificates and Company Book Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, the Company and the Purchaser shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Aggregate Consideration. At or immediately following the Effective Time, the Purchaser shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Domesticated Purchaser Common Stock and, if applicable, other Equity Securities of the Purchaser comprising the Aggregate Consideration or other consideration to be issued at Closing in respect of: (i) certificates that immediately prior to the Effective Time represented Company Stock, other than Cancelled Shares and Dissenting Shares (“Company Certificates”); and (ii) non-certificated outstanding Company Stock represented by book entry, other than Cancelled Shares and Dissenting Shares (“Company Book-Entry Shares”); and (iii) Company SAFEs converted into Company Stock as of immediately prior to the Effective Time, in the case of each of clauses (i) through (iii), in accordance with the Allocation Schedule, for exchange in accordance with this Section 1.10 through the Exchange Agent (the “Exchange Fund”). Pursuant to irrevocable instructions, the Exchange Agent shall deliver the Aggregate Consideration contemplated to be issued at the Closing pursuant to the Allocation Schedule out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly following the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal in such form as the Exchange Agent customarily provides and reasonably acceptable to Purchaser and the Company (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery shall be effected, and, in the case of Company Certificates, risk of loss and title shall pass, only upon delivery of a duly completed Letter of Transmittal and, if applicable, the surrender to the Company of Company Certificates covered by such Letter of Transmittal (or delivery of an affidavit of loss, theft or destruction in lieu of the surrender of such Company Certificates in accordance with Section 1.10(e)). Such Letter of Transmittal will include instructions for effecting the surrender of Company Certificates (or the provision of an affidavit of loss, theft or destruction in lieu of the surrender of such Company Certificates in accordance with Section 1.10(e)) in exchange for the Aggregate Consideration due in respect of such Company Certificates. Upon delivery to the Exchange Agent of a Letter of Transmittal, duly executed and in proper form with all required enclosures and attachments, together with the surrender to the Exchange Agent for cancellation of any Company Certificates covered by such Letter of Transmittal (or the provision of an affidavit of loss, theft or destruction in lieu of the surrender of such Company Certificates in accordance with Section 1.10(e)), each Company Securityholder shall be entitled to receive the Aggregate Consideration issuable at the Closing as set forth in the Allocation Schedule in respect of such Company Securityholder’s Company Certificates or Company Book-Entry Shares. If payment of any Aggregate Consideration is to be made to a Person other than the Person in whose name any surrendered Company Certificate is registered, it shall be a condition precedent to payment that: (x) the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer; (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the Aggregate Consideration in respect of such Company Certificate to a Person other than the registered holder of such Company Certificate; and (z) the Person requesting such payment shall have established to the satisfaction of the Purchaser that such Taxes either have been paid or are not required to be paid. Delivery of the Aggregate Consideration with respect to Company Certificates or Company Book-Entry Shares shall only be made to the Company Securityholder: (i) in whose name such Company Book-Entry Shares are registered; or (ii) to whom such Company Certificates have been issued. Until surrendered as contemplated by this Section 1.10(b), following the Effective Time, each Company Certificates or Company Book-Entry Share shall represent only the right to receive the Per Share Merger Consideration specified in Section 1.04(a)(iii), in accordance with the terms of this Agreement.

(c) Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed. Thereafter, there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Company Certificates and Company Book-Entry Shares representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates representing Company Stock are presented to the Purchaser for any reason, they shall be cancelled and, subject to the requirements of this Section 1.10, exchanged for the consideration specified in Section 1.04(a)(iii).

(d) Termination of Exchange Fund; Abandoned Property. At any time following the one-year anniversary of the Closing Date, the Purchaser shall be entitled to require the Exchange Agent to deliver to it any shares of Domesticated Purchaser Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to Company Securityholders. Thereafter, but subject to abandoned property, escheat or other similar Laws, such Persons shall be entitled to look only to the Purchaser as general creditors of the Exchange Fund with respect to the Aggregate Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares and compliance with the procedures in this Section 1.10. Notwithstanding the foregoing, none of the Purchaser, the Surviving Company or the Exchange Agent shall be liable to any Company Securityholder for any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates the Aggregate Consideration payable in respect of each of them pursuant to the Allocation Schedule upon the making of an affidavit of the loss, theft or destruction of such Company Certificates. Notwithstanding the immediately preceding sentence, in its reasonable discretion and as a condition precedent to the payment of the consideration specified under this Agreement, the Purchaser or the Exchange Agent may require the owners of any lost, stolen or destroyed Company Certificates to provide a customary indemnity against any claim that may be made against the Purchaser, the Surviving Company or the Exchange Agent or any of their respective Affiliates with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Domesticated Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Certificates or Company Book-Entry Share with respect to the Domesticated Purchaser Common Stock issuable to such holder unless and until such holder shall have delivered a Letter of Transmittal covering such instruments and, if applicable, surrendered the Company Certificates covered by such Letter of Transmittal in exchange for the Aggregate Consideration in accordance with this Section 1.10. Subject to the effect of escheat, Tax or other applicable Laws, following the delivery of a Letter of Transmittal and, if applicable, the surrender of any Company Certificates covered by such Letter of Transmittal in accordance with this Section 1.10, there shall be paid by the Purchaser to the holder of whole shares of Domesticated Purchaser Common Stock issued in exchange therefor, without interest: (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Domesticated Purchaser Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Domesticated Purchaser Common Stock.

Section 1.11 Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock shall be issued pursuant to this Article I. In lieu of the issuance of any such fractional share, each holder who would otherwise be entitled to receive a fractional share of Domesticated Purchaser Common Stock shall be entitled to receive, in lieu thereof, an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fractional share interest to which such holder would otherwise be entitled, multiplied by (y) $10.00.

Section 1.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder, or owned by a Beneficial Owner of Company Stock, as applicable, who has not voted in favor of the Merger or consented thereto in writing or by electronic transmission and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Aggregate Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL (any Company Stockholder or Beneficial Owner of shares of Company Stock who exercises such right, a “Dissenting Stockholder”). At the Effective Time: (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist; and (b) each holder or owner of Dissenting Shares, in respect of such Dissenting Shares, shall be entitled only to such rights as may be granted to such holder under the DGCL. If any such Company Stockholder or Beneficial Owner of shares of Company Stock fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s or Beneficial Owner’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder or Beneficial Owner is not entitled to the relief provided by Section 262 of the DGCL, then, the right of such holder or Beneficial Owner shall be as specified in the DGCL. The Company shall give the Purchaser reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, purported withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares. Prior to the Effective Time, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE II

CLOSING DATE PAYMENTS

Section 2.01 Closing Date Payments. Subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), at or prior to the Closing, the Parties shall cause the consummation of the following transactions:

(a) No later than one Business Day prior to the Domestication, the Purchaser shall make any payments, by wire of immediately available funds from the Trust Account, required to be made by the Purchaser in connection with the Redemptions elected by the Purchaser Shareholders.

(b) The Purchaser shall pay or cause to be paid, by wire of immediately available funds from the Trust Account to the applicable payees, from the Available Purchaser Closing Cash, (i) all Purchaser Transaction Costs to the extent such Purchaser Transaction Costs are not paid prior to the Closing; and (ii) on behalf of the Company, all Company Transaction Costs, to the extent such Company Transaction Costs are not paid prior to the Closing, and the TPC Loan Amount.

(c) The Purchaser shall contribute to the Company all remaining Available Purchaser Closing Cash. Such Available Purchaser Closing Cash shall be used for working capital purposes.

Section 2.02 Withholding Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, each of Purchaser, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from any amounts or consideration otherwise payable or issuable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Law. To the extent that amounts are so deducted, withheld and remitted to the applicable Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of which such deduction and withholding were made.  Notwithstanding the foregoing, except for (1) any payments made pursuant to the last sentence of this Section 2.02 or (2) any deduction or withholding arising out of any failure by any Person to provide a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8, the parties shall use commercially reasonable efforts to reduce or eliminate any such withholding to the extent permitted by applicable Law, including using commercially reasonable efforts to provide recipients of consideration not less than five (5) Business Days’ advance written notice of any anticipated withholding and a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any payment or consideration payable or issuable pursuant to this Agreement to any current or former employee of the Company or any of its Subsidiaries that are treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding and tax payments.

(b) Notwithstanding Section 2.02(a), if, based on the valuation obtained under Section 8.03(e)(iv), the Purchaser reasonably determines that withholding on account of Tax is required under the provisions of the Indian Income-tax Act, 2025 (as amended or re-enacted from time to time, the “IT Act”) in connection with the Per Share Merger Consideration, the Purchaser shall be entitled, in its discretion to:

i. require the relevant Company Stockholder(s) to fund the applicable withholding Tax amount in cash prior to discharge of the Per Share Merger Consideration;

ii. withhold or direct the sale of a corresponding number of shares of Purchaser Common Stock otherwise issuable to such Company Stockholder(s) to fund such withholding Tax obligation;

iii. defer discharge of a portion of the Per Share Merger Consideration pending resolution of the withholding Tax obligation (including, if applicable, pending receipt of a nil/lower withholding certificate from the Indian tax authorities); or

iv. implement such other withholding, or escrow mechanism as the Purchaser and the Company may agree.

Section 2.03 Further Assurances. From time to time after the Closing Date, upon the reasonable request of any Party in writing, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), the consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties. The specified date shall be no later than the third Business Day after all the Closing conditions in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date at which the Closing is actually held being the “Closing Date”).

ARTICLE IV

Closing Documents

Section 4.01 Purchaser Closing Certificate. No later than two Business Days prior to the Closing Date, the Purchaser shall deliver to the Company a written notice setting forth a good faith calculation of the following: (i) the aggregate amount of cash proceeds that was required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing; and (iii) the number of shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Redemptions, the Domestication, the issuance of securities in connection with the consummation of the Transactions and the PIPE Investments.

Section 4.02 Allocation Schedule. Five Business Days prior to the Closing Date, the Company shall deliver to the Purchaser, and the Purchaser shall thereafter deliver to the Exchange Agent, the Allocation Schedule in accordance with Section 1.06. In the event the Closing has not occurred within five Business Days following the delivery of the Allocation Schedule pursuant to Section 1.06, the Company shall deliver to the Purchaser an updated Allocation Schedule (the “Updated Allocation Schedule”). The Company shall review and consider in good faith any comments provided by the Purchaser or any of its Representatives with respect to the Allocation Schedule or Updated Allocation Schedule, as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the Signing Date delivered by the Company to the Purchaser (the “Company Disclosure Letter”), each section or subsection of which, subject to Section 10.18, qualifies only the correspondingly numbered and lettered representations in this Article V, the Company represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing as follows:

Section 5.01 Organization and Standing. The Company is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite power and authority would not, individually or in the aggregate, be material to the Company. The Company is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

Section 5.02 Authorization; Binding Agreement. Subject to the receipt of the Requisite Stockholder Approval, the Company has all requisite power and authority to, and has taken all corporate or other legal action necessary in order to, execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations under this Agreement and each Ancillary Document to which it is or is required to be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the Transactions: (a) have been duly and validly authorized by the Company’s board of directors in accordance with its Organizational Documents; and (b) other than the Requisite Stockholder Approval, no other proceedings on the part of the Company or its Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization, execution, delivery and performance of this Agreement by the Purchaser and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). When delivered, each Ancillary Document to which the Company is a party shall be duly and validly executed and delivered by the Company. Assuming the due authorization, execution, delivery and performance, such Ancillary Document shall constitute the legal valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. By resolutions duly adopted, the Company’s board of directors has unanimously: (i) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, including the Merger; (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement; (iii) directed that this Agreement be submitted to the Company Stockholders for their adoption and approval; and (iv) resolved to recommend the approval and adoption of this Agreement and the Transactions, including the Merger, by the Company Stockholders. The execution of the Written Consent by the Company Support Stockholders will constitute the Requisite Stockholder Approval.

Section 5.03 Capitalization.

(a) As of the Signing Date and immediately prior to the Effective Time, without giving effect to the conversion of Company Preferred Stock or Company SAFEs, the authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, $0.00001 par value per share, of which 9,248,580 are issued and outstanding; (ii) 5,183,425 shares of Company Series A-1 Preferred Stock, $0.00001 par value per share, of which 5,183,425 are issued and outstanding; (iii) 205,530 shares of Company Series A-2 Preferred Stock, $0.00001 par value per share, of which 205,530 are issued and outstanding; (iv) 246,633 shares of Company Series A-3 Preferred Stock, $0.00001 par value per share, of which 246,633 are issued and outstanding; (v) 6,428,799 shares of Company Series B-1 Preferred Stock, $0.00001 par value per share, of which 6,428,799 are issued and outstanding; (vi) 29,048 shares of Company Series B-2 Preferred Stock, $0.00001 par value per share, of which 29,048 are issued and outstanding; and (vii) 5,324,329 shares of Company Series C Preferred Stock, $0.00001 par value per share, of which 5,324,329 are issued and outstanding. As of the Signing Date, the Conversion Rate for each series of Company Preferred Stock is as set forth in the Company’s Organizational Documents and on Section 5.03(a) of the Company Disclosure Letter (the “Current Conversion Rate”), the total number of shares of Company Common Stock outstanding, assuming conversion of all outstanding shares of Company Preferred Stock into Company Common Stock at the Current Conversion Rate, is 26,666,344 shares, and the total number of shares of Company Common Stock issuable upon conversion of all outstanding Company SAFEs, assuming conversion at the applicable conversion price set forth in each applicable SAFE Amendment, is 50,000 shares, as further described on Section 5.03(a) of the Company Disclosure Letter. Each share of Company Preferred Stock and each Company SAFE will be converted into Company Common Stock immediately prior to the Effective Time. Each issued and outstanding share of Company Stock: (v) is fully vested and not subject to any repurchase or redemption right held by the Company or its affiliates; (w) has been duly authorized and is validly issued, fully paid and nonassessable; (x) was issued in compliance in all material respects with applicable Laws; (y) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party; and (z) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party, other than the Company’s Organizational Documents and Contracts that have been provided to the Purchaser that set forth the Company Stockholders’ obligations to the Company.

(b) Company Options. As of the Signing Date, the Company has reserved 2,554,072 shares of Company Common Stock under the Company Stock Plan, of which 1,865,079 shares are subject to outstanding and unexercised Company Options and 763,568 shares remain available for issuance thereunder. Except as set forth on Section 5.03(b) of the Company Disclosure Letter, no shares of Company Common Stock are subject to outstanding Company Options, no grants of Company Options have been made and remain outstanding that are not subject to the Company Stock Plan, and there are no outstanding promises to grant or rights to be granted Company Options.

(c) Set forth on Section 5.03(c)(i) of the Company Disclosure Letter is a true, correct and complete statement as of the Signing Date of (i) the number and class or series (as applicable) of all Equity Securities of the Company issued and outstanding (including warrants, notes, Company Options, Company SAFEs and other securities convertible into Equity Securities of the Company); (ii) the identity of the Persons that are the record holders and, if different, Beneficial Owners, of such Equity Securities; and (iii) with respect to each Company Option or securities convertible into Equity Securities of the Company: (A) the date of grant and applicable expiration date; (B) number of shares of Company Common Stock subject to the Company Option or securities convertible into Equity Securities of the Company; (C) any applicable exercise (or similar) price; (D) any applicable vesting schedule (including acceleration provisions), including the vested status of such derivative security; (E) any post-termination exercise period applicable to such Company Option that exceeds the explicitly stated periods set forth in the Company Stock Plan, (F) whether such Company Option is an incentive stock option as defined in Section 422 of the Code, and (G) whether such Company Option or securities convertible into Equity Securities of the Company is subject to Section 409A of the Code. Except as set forth in Section 5.03(c)(ii) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, other equity or equity-based rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments, promises or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other Equity Securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any Equity Securities of the Company or to vote with the stockholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) With respect to the Company Options, and except as set forth in Section 5.03(d) of the Company Disclosure Letter: (i) all Company Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of Company Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated under Section 409A of the Code); (ii) no Company Option has had its grant date “dated as of the a date that is other than the last date on which all necessary corporate actions have been taken to effectuate such grant under applicable Law, including, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof); (iii) each Company Option was granted pursuant to the Company Stock Plan; (iv) no awards granted under the Company Stock Plan permitted the purchase of shares of Company Common Stock prior to the date such shares were fully vested; and (v) all Company Options have been issued in compliance in all material respects with the Company Stock Plan and all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

(e) Except as set forth in Section 5.03(e) of the Company Disclosure Letter, the Company is not party to any stockholders agreement, voting agreement, registration rights or similar agreement relating to its equity interests.

(f) Except as provided for in this Agreement, the Company Warrants or the Company SAFEs, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other Equity Securities of the Company are issuable. Except as provided for in this Agreement, the Company Warrants or the Company SAFEs, as a result of the consummation of the Transactions, no rights in connection with any shares, warrants, options or other securities of the Company will accelerate or become vested, exercisable, convertible or otherwise triggered.

(g) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company. The Company has not made, declared, set aside, established a record date or paid any dividends or distributions.

(h) All Indebtedness of the Company, as of the Signing Date, is disclosed on Section 5.03(h) of the Company Disclosure Letter. No such Indebtedness of the Company is required to be repaid in connection with the Transactions. As of the Signing Date, the TPC Loan Amount is approximately $21,230,208, as further described on Section 5.03(h) of the Company Disclosure Letter.

Section 5.04 Subsidiaries and Investments. Set forth on Section 5.04 of the Company Disclosure Letter is a true and complete list of each Subsidiary of the Company, including its jurisdiction of organization and the percentage of equity interest held by the Company (directly or indirectly). Each Subsidiary of the Company is duly organized, validly existing and in good standing (or equivalent status, to the extent such concept is recognized) under the Laws of its respective jurisdiction of organization. All of the outstanding equity interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Lien (other than Permitted Liens), and have been duly authorized and validly issued.

Section 5.05 No Conflict; Governmental Consents and Filings.

(a) Except as set forth in Section 5.05(a) of the Company Disclosure Letter and for the applicable requirements, if any, of the HSR Act and the receipt of the Requisite Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which the Company is a party and the consummation by the Company of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound; (ii) conflict with or violate the Organizational Documents of the Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right of modification to, right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any Company Material Contract or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract or Material Current Government Contract upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except, in the case of clauses (i), (iii) and (iv) only, to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser contained in this Agreement and the receipt of the Requisite Stockholder Approval, no Consent is required with respect to the Company’s execution, delivery and performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) compliance with the applicable requirements, if any, of the HSR Act.

Section 5.06 Financial Statements.

(a) The Company has provided to the Purchaser: (i) unaudited financial statements of the Company, consisting of the unaudited consolidated balance sheet and the statements of operations and comprehensive loss and cash flows of the Company and its Subsidiaries as of and for the three-month period ended April 30, 2026 (the “Interim Company Financials”); and (ii) the unaudited consolidated financial statements of the Company, consisting of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2026 and January 31, 2025, and the related audited consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Annual Company Financials” and, together with the Interim Company Financials, the “Company Financials”). The Company Financials were derived from and accurately reflect in all material respects the books and records of the Company and its Subsidiaries. Such books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and applicable legal requirements. The Company Financials (x) have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered by such Company Financials; and (y) fairly present in all material respects the consolidated financial position, results of operations and comprehensive loss, and cash flows of the Company and its Subsidiaries as of the dates and for the periods referred to in such Interim Company Financials (subject to the absence of footnote disclosures and, for the Interim Company Financials, normal year-end adjustments). The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that: (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets; and (iii) material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer. Such internal controls are sufficient in timely alerting the Company’s principal executive officer and principal financial officer to material information that would be required to be included in the Company Financials.

(c) Neither the Company nor any of its Subsidiaries has identified in writing, nor has any of them received notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company or any of its Subsidiaries; (ii) any fraud that involves the Company’s or any of its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or any of its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.07 Undisclosed Liabilities. Except as set forth on Section 5.07 of the Company Disclosure Letter, there is no material liability, debt, obligation, claim or judgment of the Company or any of its Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts (including Indebtedness), obligations, claims or judgements: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes to the Company Financials; (b) that have arisen since the date of the most recent balance sheet included in the Company Financials in the ordinary course of business of the Company and its Subsidiaries (none of which relates to or arises from any violation of Law, tort, breach of contract, infringement or misappropriation); (c) arising under this Agreement or incurred in connection with the Transactions; or (d) that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 5.08 Absence of Certain Changes. Except for activities conducted in connection with this Agreement and the Transactions or as set forth on Section 5.08 of the Company Disclosure Letter, since January 31, 2026 through the Signing Date: (a) there has not been any Company Material Adverse Effect; and (b) the Company and its Subsidiaries (i) have conducted their business in all material respects in the ordinary course of business and (ii) have not:

(i) amended, waived or otherwise changed, in any respect, the Company’s Organizational Documents, except as required by applicable Law;

(ii) authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of, or accelerated the vesting of or waived any restriction applicable to or proposed to accelerate the vesting of or waive any restriction applicable to, any Equity Securities of the Company or its Subsidiaries except: (A) as required by existing Company Benefits Plans; (B) any issuances of Company Common Stock to employees or other services providers in the ordinary course of business pursuant to Company Options outstanding on the date of this Agreement; or (C) pursuant to any Contract (including any warrant, option or Company SAFE) outstanding as of January 31, 2026;

(iii) engaged in any hedging transaction with a third person with respect to Equity Securities of the Company or its Subsidiaries;

(iv) (A) split, combined, recapitalized or reclassified any shares or other Equity Securities of the Company or its Subsidiaries or issued any other securities in respect of such shares or other Equity Securities; (B) paid or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of shares or other Equity Securities of the Company or its Subsidiaries; or (C) directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any Equity Securities of the Company or its Subsidiaries, except purchases or redemptions pursuant to exercises or cancellations of Equity Securities in accordance with their terms or the withholding of shares to satisfy net settlement or Tax obligations with respect to Equity Securities;

(v) voluntarily incurred or guaranteed any Indebtedness for borrowed money, other than between or among the Company and any of its wholly owned Subsidiaries;

(vi) (A) established, adopted, materially modified or amended, or terminated any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement; (B) increased or accelerated or committed to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current employees, officers, or directors of the Company or any of its Subsidiaries, other than ordinary course base compensation increases with respect to any such service provider whose annual base compensation does not exceed $250,000; (C) granted, promised or announced any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation; (D) hired, promoted, or engaged, or otherwise entered into any employment or consulting agreement or arrangement with, any current employee, officer, or director of the Company or any of its Subsidiaries whose annual base salary exceeds $250,000; or (E) terminated any employee, officer, or director of the Company or any of its Subsidiaries, other than for cause, whose annual base salary exceeds $250,000;

(vii) (A) waived or released any noncompetition, nonsolicitation, nondisclosure or other restrictive covenants applying to any current or former employee or other individual service provider of the Company or any of its Subsidiaries; (B) planned, announced, implemented or effected the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Company or any of its Subsidiaries (other than individual employee terminations for cause); or (C) taken other such actions that would reasonably be expected to implicate the WARN Act;

(viii) entered into, amended, modified, negotiated, terminated or extended any Labor Agreement, or recognized or certified any labor union, works council, labor organization, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(ix) (A) made, changed or rescinded any material election relating to Taxes; (B) settled any claim, suit, litigation, proceeding, arbitration, investigation, audit, examination, controversy or other Legal Proceeding relating to Taxes; (C) filed any amended Tax Return with respect to Income Taxes or other material Taxes; (D) voluntarily surrendered any right to claim a refund of material Taxes; (E) changed or requested to change any method of accounting for Tax purposes; (F) waived or extended any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued or in respect of any Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Company or any of its Subsidiaries (other than as a result of any extension of time to file Tax Returns or pay Taxes that is automatically granted); (G) incurred any material liability for Taxes outside the ordinary course of business; (H) entered into any tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes); or (I) entered into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any Governmental Authority with respect to Taxes;

(x) (A) transferred, sold, assigned, licensed, sublicensed, covenanted not to assert, subjected to a Lien (other than a Permitted Lien), abandoned, allowed to lapse, transferred or otherwise disposed of, any right, title or interest of the Company or any of its Subsidiaries in or to any Owned Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole (other than: (x) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; or (y) abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations at the end of their statutory term, or in the ordinary course of business where the Company has, in the exercise of reasonable business judgement, decided to abandon such registration or allow it to lapse);

(xi) established any Subsidiary or entered into any new line of business;

(xii) failed to maintain their books, accounts and records in all material respects in the ordinary course of business;

(xiii) (A) failed to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to their assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (B) terminated without replacement or amended in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the Company or any of its Subsidiaries;

(xiv) made any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) acquired, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination: (A) any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization; or (B) any material amount of assets outside the ordinary course of business;

(xvi) sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations) or otherwise disposed of any material portion of their tangible properties, or tangible assets, other than pursuant to Permitted Liens in the ordinary course;

(xvii) entered into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xviii) entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xix) authorized or agreed to do any of the foregoing actions.

Section 5.09 Compliance with Laws. During the last three years, the Company and each of its Subsidiaries have been in compliance in all material respects with, and are not currently in violation of, any applicable Law with respect to the conduct of their business, or the ownership or operation of their business except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No written notice of violation or of non-compliance with any applicable Law has been received by the Company or any of its Subsidiaries since their respective formations. To the Company’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is pending or currently threatened against the Company or any of its Subsidiaries.

Section 5.10 Government Contracts.

(a) Section 5.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the Signing Date that involves aggregate payments to the Company or any of its Subsidiaries in excess of $100,000 (each, a “Material Current Government Contract”). Neither the Company nor any of its Subsidiaries has: (i) materially breached or violated any Law, clause or other material requirement pertaining to any Government Contract; (ii) been excluded from bidding by a Governmental Authority; (iii) been audited (other than normal course audits) or investigated by any Governmental Authority with respect to any Government Contract; (iv) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Government Contract; (v) received any small business set aside contract or other order or contract requiring small business or other preferred bidder status; or (vi) received any written, or to the Company’s Knowledge, other, allegations of fraud, false claims or overpayments with respect to any of the Company’s or its Subsidiaries’ Government Contracts.

(b) The Company and its Subsidiaries have taken all necessary steps to preserve and protect, in all material respects, their rights in and title to all material Owned Intellectual Property delivered, deliverable or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract, including by: (i) providing all notices required in connection with the development of any patentable invention for which the Company or any of its Subsidiaries has chosen to pursue patent protection; and (ii) properly asserting any applicable restricted, limited or government purpose rights in connection with the delivery of any data, including software and source code. To the extent applicable to any Material Current Government Contract involving covered defense information, the Company and its Subsidiaries have complied in all material respects with applicable U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting.

Section 5.11 Company Permits. The Company and its Subsidiaries hold all Permits required to own, lease and operate their assets and properties and carry on their businesses as they are now being conducted, except where the failure to have such Permits has not been, and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (collectively, the “Company Permits”). Section 5.11 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Permits held by the Company or any of its Subsidiaries. Each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, except where the failure to be in effect has not been, and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any Company Permit applicable to the Company or any of its Subsidiaries. No event has occurred with respect to any Company Permit that permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination of any Company Permit or would result in any other impairment of the rights of the holder of any Company Permit, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.12 Litigation. Except as set forth on Section 5.12 of the Company Disclosure Letter, there are no, and for the past three years there have been no: (a) Legal Proceedings of any nature pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of its or their properties or assets, or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions in such activities, in which the reasonably expected damages are in excess of $100,000 or which otherwise would reasonably be expected to result in an Order for specific performance, an injunction or other equitable relief; (b) pending or, to the Company’s Knowledge, threatened audits, examinations or investigations by any Governmental Authority against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (c) pending or, to the Company’s Knowledge, threatened Legal Proceedings by the Company or any of its Subsidiaries against any third party that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company or any of its Subsidiaries; or (e) Orders imposed or, to the Company’s Knowledge, threatened to be imposed upon the Company or any of its Subsidiaries or any of its or their properties or assets, or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions in such activities.

Section 5.13 Material Contracts.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xvii) below to which, as of the Signing Date, the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, are bound (each Contract required to be set forth on Section 5.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, complete and correct copies of the Company Material Contracts, including true, complete and correct copies of all amendments to such Company Material Contracts, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of the Company or any of its Subsidiaries (or purports to bind any Affiliate of the Company): (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any employee, customer or other Person, including any covenants regarding non-competition, employee and customer non-solicitation, exclusivity, rights of first refusal or most-favored pricing, in each case, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; or (B) to purchase or acquire an interest in any other Person;

(ii) Each joint venture Contract, profit-sharing agreement, legal partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any legal partnership or joint venture;

(iii) All Contracts that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract based on any commodity, security, instrument, currency, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible;

(iv) All Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or Equity Securities of the Company or another Person;

(v) Each Company Real Property Lease or lease, rental agreement, installment and conditional sale agreement or other Contract that: (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property; and (B) involves aggregate payments in excess of $100,000 in any 12-month period;

(vi) Each Contract involving aggregate payments, receipts or expenditures by the Company or any of its Subsidiaries under such Contract or Contracts of at least $250,000 in any 12-month period or $500,000 in the aggregate (other than Contracts with any employee, independent contractor, or consultant);

(vii) All Contracts with any Top Customer or Top Supplier;

(viii) All Company Benefit Plans and Contracts related thereto;

(ix) Each Contract that is a collective bargaining agreement or other Contract with any labor union, works council, labor organization or other employee representative body (each, a “Labor Agreement”);

(x) All Contracts the primary purpose of which, is for the Company or any of its Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date in excess of $250,000;

(xi) Any employment, independent contractor or consulting, deferred compensation, severance or bonus Contract with any current employee, officer, or director of the Company or any of its Subsidiaries that (A) provides for (1) annual compensation exceeding $100,000; (2) payment of any severance benefits; or (3) any change in control, retention or other payments that would be triggered solely by the consummation of the Transactions; or (B) cannot be terminated upon 60 days’ notice or less without further payment, liability or obligation;

(xii) Any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or expenditure in excess of $500,000 in any twelve-month period (including pursuant to any joint venture);

(xiii) All Contracts that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company or any Subsidiary has outstanding material obligations (other than customary confidentiality obligations);

(xiv) All Government Contracts;

(xv) Any Contract: (A) that contains any assignment or license of, or any covenant not to assert or enforce, or other similar right in or to any Owned Intellectual Property; (B) pursuant to which any Intellectual Property is or was developed by, with or for the Company or any of its Subsidiaries; or (C) pursuant to which the Company or any of its Subsidiaries either: (1) grants to a third Person (I) a license, immunity or other right in or to any Owned Intellectual Property or (II) an exclusive license, immunity or other right in or to any Owned Intellectual Property; or (2) is granted by a third Person a license, immunity or other right in or to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, but excluding, in the case of each of clauses (A), (B), and (C): (t) non-exclusive Trademark or feedback licenses that are incidental to the primary purpose of the Contract; (u) nondisclosure agreements; (v) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business to customers or service providers; (w) licenses of Open Source Software; (x) non-exclusive licenses of Off-the-Shelf Software; and (y) non-exclusive licenses from employees, contractors and other service providers granted in the ordinary course of business in connection with providing services to the Company or any of its Subsidiaries;

(xvi) All Contracts involving transactions with an Affiliate, Related Person or equityholder of the Company or any of its Subsidiaries (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(xvii) All broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company and its Subsidiaries, taken as a whole; and

(xviii) each other Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Each Company Material Contract is valid, binding, in full force and effect and enforceable in all respects against the Company or its applicable Subsidiary and, to the Company’s Knowledge, each other party to such Company Material Contract, except as such enforcement may be limited by the Enforceability Exceptions. With respect to each Company Material Contract: (i) neither the Company nor any of its Subsidiaries is in breach of or default in any material respect under such Company Material Contract, and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach by the Company or any of its Subsidiaries of, default under, or permit termination or acceleration by the other party to, such Company Material Contract; (ii) no party to such Company Material Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party to such Company Material Contract to terminate such Company Material Contract or amend the terms of such Company Material Contract, other than modifications in the ordinary course of business that do not adversely affect the Company and its Subsidiaries, taken as a whole, in any material respect.

Section 5.14 Intellectual Property; Data Privacy and Security.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth, as of the Signing Date, a complete and accurate list of each U.S. and foreign issued or registered (i) Patent, (ii) Trademark, (iii) Copyright or (iv) internet domain name in which the Company or any of its Subsidiaries is the owner, applicant or assignee as of the Signing Date, in the case of each of clause (i) through (iii), including applications therefor (collectively, the “Company Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. Each item of Company Registered IP is valid (except for any pending applications included therein), and to the Company’s Knowledge, subsisting and enforceable.

(b) The Company and its Subsidiaries exclusively own all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and have sufficient rights to use all other material Intellectual Property used in or necessary for the operation of their business as currently conducted. The Owned Intellectual Property, and all other Intellectual Property used in the operation of the Company’s and its Subsidiaries’ business will, immediately after the Closing, be owned by, licensed to or available for use by the Company or its Subsidiaries on the same or substantially the same terms and conditions to those immediately prior to the Closing, without any additional consideration.

(c) Except as set forth in Section 5.14(c) of the Company Disclosure Letter, no Legal Proceeding is pending nor, to the Company’s Knowledge, threatened in the past five years against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any other Person in any material respect (including cease and desist letters or offers to take a license) or challenging the validity, registrability, enforceability, ownership, or right to use, sell, license or sublicense any Owned Intellectual Property, in each case, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Orders to which the Company or any of its Subsidiaries is a party or is otherwise bound that: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any Owned Intellectual Property; or (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third Person’s Intellectual Property. The Company and its Subsidiaries, and the operations of their business, are not currently infringing, misappropriating, diluting or otherwise violating, or have, during the past six years, infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person. To the Company’s Knowledge, no third party is currently, or in the past six years has been, infringing, misappropriating, diluting or otherwise violating the Owned Intellectual Property in a manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as set forth on Section 5.14(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, or has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code, weights, or parameters for any Software owned or purported to be owned by the Company or any of its Subsidiaries to any Person other than third parties engaged by the Company or any of its Subsidiaries to provide development, support or maintenance services to the Company.

(e) The Company and its Subsidiaries have not used any Open Source Software in a manner that requires the Company or any of its Subsidiaries to (i) disclose or distribute the source code of any material Company Software, (ii) license any material Company Software for the purpose of making derivative works, (iii) make available any material Company Software at no charge, or (iv) grant any rights in or to any material Owned Intellectual Property (each such action, a “Copyleft Action”). Section 5.14(e) of the Company Disclosure Letter sets forth a complete and accurate list of all Open Source Software that is contained in, incorporated into, linked to, combined with, made available with, or distributed with any material Company Software, and identifies the applicable Open Source Software license for each such item.

(f) No present or former employee, officer, consultant, or contractor of the Company or any of its Subsidiaries has any ownership of, or license or other right, title, or interest in, any Owned Intellectual Property (other than pursuant to Contracts set forth on Section 5.14(f) of the Company Disclosure Letter or with respect to any Intellectual Property that was created by a consultant or contractor independent of the services such consultant or contractor performed for the Company or any Subsidiary). Each current and former employee, officer, consultant, and contractor of the Company or any of its Subsidiaries who is or has been involved in the creation (alone or with others) of any material Intellectual Property for the Company or any of its Subsidiaries has executed and delivered to the Company or a Subsidiary a written and enforceable Contract that presently assigns such Intellectual Property to the Company or a Subsidiary. No present or former employee, officer, consultant, or contractor of the Company or any of its Subsidiaries is, to the Company’s Knowledge, in violation of any such Contract. The Company and each of its Subsidiaries have used reasonable efforts to maintain the secrecy of all Trade Secrets and material confidential information that are held or used by the Company or its Subsidiaries (including, in each case, any information that would have been a Trade Secret or material confidential information but for any failure of any of the Company or its Subsidiaries to act in a manner consistent with this Section 5.14(f)).

(g) The IT Assets: (i) are in good working order and are sufficient for the Company and its Subsidiaries to conduct their businesses as currently conducted; (ii) are, to the Company’s Knowledge, free of any material defects, bugs and errors; and (iii) do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or code designed to permit unauthorized access to or to disable, erase or otherwise adversely affect the operation or functionality of any IT Asset or data contained therein. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect the confidentiality, integrity, and security of the IT Assets and all information processed thereby. To the Company’s Knowledge, no Person has gained unauthorized access to any IT Assets in a manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. During the past twenty-four (24) months, the IT Assets have not suffered any failures that have materially disrupted the operation of the Company’s and its Subsidiaries’ business.

(h) The Company and each of its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all applicable Data Privacy and Security Requirements with respect to the collection, use, storage, processing, transfer, and protection of Personal Information. The Company and its Subsidiaries have taken commercially reasonable measures designed to protect the confidentiality, integrity, and security of all Personal Information in their possession or control. There has been no unauthorized access to, use of, modification of, or other misuse of any Personal Information in the Company’s or its Subsidiaries’ possession or control. Neither the Company nor any of its Subsidiaries has been required by any Data Privacy and Security Requirements to issue or deliver any notice or report regarding any unauthorized access, use, disclosure, modification, or other misuse of any Personal Information, including any data breach reports or notices required under applicable Law. No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries relating to the Processing of Personal Information or any Data Privacy and Security Requirements.

(i) The Company and its Subsidiaries have established and maintained written policies and procedures governing the development, training, testing, deployment, and use of AI Technology in connection with their business (the “Company AI Policies”). The Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with the Company AI Policies and all applicable Laws relating to artificial intelligence, automated decision-making, and the use of AI Technology. The Company and its Subsidiaries have obtained and complied in all material respects with all licenses, consents, agreements, terms, conditions, and permissions required by applicable Law and applicable to any data used in the development, training, testing, deployment, operation, maintenance, or improvement of AI Technology used in their business. The Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards designed to mitigate material legal, regulatory, and operational risks arising from their use of AI Technology.

(j) The Company and its Subsidiaries comply and have at all times complied in all material respects with all Data Privacy and Security Requirements relating to the Processing of Company Data. The Company has sufficient rights and authority to permit the use of Company Data in connection with the development, offering, and provision of the Company AI Products as currently conducted in compliance with the Data Privacy and Security Requirements. The execution, delivery and performance of this Agreement comply with all Data Privacy and Security Requirements as they currently exist or as they existed at any time during which any Company Data was collected or obtained by or on behalf of the Company.

(k) The Company maintains, and has at all times within the last five (5) years maintained, monitored, and enforced, a written information security program that includes commercially reasonable and appropriate security measures designed to protect Company Data under its control or in its possession from and against Security Incidents. The Company’s hardware, Software, encryption, systems, policies and procedures are sufficient in all material respects to protect the privacy, security and confidentiality of all Company Data in accordance with the Data Privacy and Security Requirements. The Company has: (A) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s systems and products (collectively, “Information Security Reviews”); (B) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (C) made available true and accurate copies of all Information Security Reviews; and (D) timely installed software security patches and other fixes to identified material technical information security vulnerabilities. The Company provides its employees with regular training on privacy and data security matters.

(l) The Company has not suffered a Security Incident, nor, to the Company’s Knowledge, have any service providers or vendors Processing Company Data on the Company’s behalf suffered a Security Incident. The Company has not experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any IT Asset. The IT Assets have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use, and are sufficient to operate the business of the Company and its Subsidiaries. The Company has appropriate backup and disaster recovery plans, procedures and facilities, has routinely tested such plans and has taken all reasonable steps to safeguard the IT Assets. There have been no unauthorized intrusions or breaches of the security of the IT Assets. The IT Assets are fully functional and operate in a reasonable manner and there has not been any material malfunction with the IT Assets that has not been remedied or replaced in all material respects, or any material unplanned downtime or material service interruption.

(m) The Company has not received any correspondence or notice relating to the Processing of Company Data from any Governmental Authority or other Person; there is no formal action, allegation, investigation or claim currently pending against the Company by any Governmental Authority or other Person with respect to the Processing of Company Data; and, to the Company’s Knowledge, there are no facts or circumstances which would reasonably be expected to give rise to any such action, allegation, investigation or claim.

(n) The Company has entered into valid, binding and enforceable written data processing agreements that require any third party Processing Company Data to: (1) comply with applicable Data Privacy and Security Requirements; (2) act only in accordance with the instructions of the Company; (3) take appropriate steps to protect and secure Personal Information from and against Security Incidents; (4) restrict access to Personal Information to those third party personnel required to provide the relevant service to the Company; and (5) certify or guarantee the return or adequate disposal or destruction of Personal Information.

(o) The Company’s use of AI Data, AI Training Data, and AI Technology, and the Company’s practices relating to the testing, improvement and development of Company AI Technology and Company AI Products, complies in all material respects with the Data Privacy and Security Requirements. The Company is not a “frontier developer” as that or similar terms are defined by the Data Privacy and Security Requirements. The Company maintains reasonable policies and procedures regarding Company AI Products, including a technical description of any and all neural networks used in or with any Company AI Products, that is sufficiently detailed so that such Company AI Products can be modified, debugged and improved from time to time by programmers skilled in the development of AI Technology. The Company has implemented and maintains commercially reasonable measures to detect, prevent, and mitigate the risks of error, discrimination or bias in the Company’s use of AI Technology and Company AI Products. The Company has made available to Purchaser true, correct and complete copies of all Company AI Policies. The Company has entered into valid and enforceable license agreements that authorize the Company’s use of all material AI Training Data. There have been no claims against the Company, and there are no pending or, to the Company’s Knowledge, threatened claims against the Company, relating to the Company’s use of AI Technology or AI Training Data.

Section 5.15 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries: (i) has filed, or caused to be filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file) and all such filed Tax Returns are true, correct, accurate and complete in all material respects; and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return (and complied in all material respects with applicable Law with respect to such Tax withholding or collection).

(b) There is no Legal Proceeding currently pending or, to the Company’s Knowledge, threatened or claimed against the Company or any of its Subsidiaries by a Governmental Authority in a jurisdiction where the Company or such Subsidiary, as applicable, does not file a particular type of Tax Return, or does not pay a particular type of Tax, that the Company or such Subsidiary, as applicable, is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other Legal Proceedings pending, currently contested or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in respect of any Tax. Neither the Company nor any of its Subsidiaries has been notified in writing of any proposed Tax claims, deficiencies or assessments against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently contesting any Tax liability before any Governmental Authority.

(d) There are no Liens for any Taxes upon any of the Company’s or any of its Subsidiaries’ assets, other than statutory liens for current Taxes not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending, other than any extension of time to file Tax Returns or pay Taxes that is automatically granted.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition entered into by the Company or any of its Subsidiaries on or prior to the Closing Date; (ii) any change in method of accounting made by the Company or any of its Subsidiaries on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting by the Company or any of its Subsidiaries on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue accrued or realized by the Company or any of its Subsidiaries on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into by the Company or any of its Subsidiaries on or prior to the Closing Date, or any “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Law) involving the Company or any of its Subsidiaries and in existence on or prior to the Closing Date; or (v) any “closing agreement” pursuant to Section 7121 of the Code, or any other similar agreement or arrangement with a Governmental Authority relating to Taxes, entered into by the Company or any of its Subsidiaries on or prior to the Closing Date. No election under Section 965 of the Code (or any comparable provision of other applicable Law) has been made by or with respect to the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has participated in or been a party to, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any Liability or potential Liability for the Taxes of another Person (other than the Company or any of its Subsidiaries): (i) under any applicable Tax Law (including Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)); (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise by operation of Law (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax reimbursement agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, but including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority).

(i) Since its formation, the Company is, and has at all times been classified as, a “C corporation” within the meaning of Section 1361(a)(2) of the Code for U.S. federal and applicable state and local income tax purposes.

(j) Except for interests in the Subsidiaries set forth on Section 5.04 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has ever owned any interest that is treated as equity for Tax purposes in any “business entity” within the meaning of Treasury Regulations Section 301.7701-2. Section 5.15(j) of the Company Disclosure Letter identifies (A) the classification of each Subsidiary of the Company for U.S. federal income and applicable state and local tax purposes and (B) each such Subsidiary for which an election under Treasury Regulation Section 301.7701-3(c) (or any similar or corresponding provision of applicable state or local Law) has been filed. The Company does not directly or indirectly own an interest in any “passive foreign investment company” within the meaning of Section 1297(a) of the Code (or any similar or corresponding provision of state, local or foreign Law).

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, any permanent establishment (within the meaning of any applicable income tax treaty or under any applicable Law) or a fixed place of business in any country other than the country of its jurisdiction of formation. Neither the Company nor any of its Subsidiaries has engaged in a trade or business in any country other than the country of its jurisdiction of formation that subjected it to Tax in such country.

(l) Neither the Company nor any of its Subsidiaries (or, in each case, any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) during the two-year period ending on the date of this Agreement.

(m) Neither the Company nor any of its Subsidiaries has knowingly taken any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments.

(n) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(p) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company, including the amounts of any cost-sharing payments pursuant to Section 1.482-7 of the Treasury Regulations, are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Ordinance and the regulations promulgated thereunder.

Section 5.16 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or interest therein.

(b) Section 5.16(b) of the Company Disclosure Letter contains a true, correct and complete list as of the Signing Date of: (i) the street address of all premises leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries for its offices, operations or other facilities used in the conduct of its business (collectively, the “Leased Real Property”); and (ii) all current leases, lease guarantees, agreements and documents related to such Leased Real Property, including all amendments, terminations and modifications or waivers of such current leases, lease guarantees, agreements and documents related to such Leased Real Property (collectively, the “Company Real Property Leases”). The Company has delivered to the Purchaser a true and complete copy of each Company Real Property Lease document. Each Company Real Property Lease is legal, valid, binding, in full force and effect and enforceable in all respects against the Company or any applicable Subsidiary, and, to the Company’s Knowledge, each other party to such Company Real Property Lease (except as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease: (A) neither the Company nor any of its Subsidiaries is in breach of, or default under, such Company Real Property Lease, and no event has occurred and no circumstance exists that, if not remedied, whether with or without notice or the passage of time or both, would result in such a breach or default, or permit the termination, modification or acceleration of rent under such Company Real Property Lease; (B) the Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Company Real Property Leases has not been disturbed; (C) to the Company’s Knowledge, no disputes with respect to such Company Real Property Lease have arisen; (D) neither the Company nor any of its Subsidiaries has exercised, nor has the Company or any of its Subsidiaries received written notice of any other parties exercise of, any termination rights with respect to any Company Real Property Lease; (E) neither the Company nor any of its Subsidiaries has subleased, licensed, or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion of such Leased Real Property; and (F) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interests in any Leased Real Property.

Section 5.17 Personal Property. The Company and its Subsidiaries own and have good and marketable title to, or a valid leasehold interest in or contractual right to use, the material tangible personal property used in the conduct of their business as currently conducted, free and clear of all Liens other than: (a) Permitted Liens; and (b) the rights of lessors under any leases. The material tangible personal property of the Company and its Subsidiaries: (i) constitutes all of the tangible assets and personal property that are necessary for the operation of the business of the Company and its Subsidiaries as currently conducted; (ii) taken together, is adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted; (iii) has been maintained in accordance with generally accepted industry practice; and (iv) is in good working order and condition and is not in need of material maintenance or repairs, except for ordinary wear and tear, except, in the case of each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.18 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is or has ever been a party to, or bound by, any Labor Agreement. No employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any of its Subsidiaries. To the Company’s Knowledge, in the past three years, there have been no activities or proceedings of any labor union or other party to organize or represent such employees. In the past three years, there has not occurred or, to the Company’s Knowledge, been threatened any unfair labor practice charge, material labor arbitration, material labor grievance, strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity or dispute against the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices. Such compliance in all material respects includes all Laws respecting terms and conditions of employment, health and safety and wages and hours (including the classification of independent contractors and exempt and non-exempt employees), discrimination, retaliation, harassment, disability rights and benefits, immigration (including the completion of Form I-9s for all employees and the proper confirmation of employee visas), labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, labor relations, paid time off, employee leave issues, automated employment decision tools and other artificial intelligence, affirmative action, unemployment insurance, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations. There are no, and in the past three years there have been no, Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or independent contractor, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or other relationship,  in each case, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries have fully and timely paid all wages, salaries, overtime, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy. Each individual who is providing or within the past five (5) years has provided services to the Company or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes. Any current and former employees of the Company or its Subsidiaries who have been classified as “exempt” under the Fair Labor Standards Act and all other applicable Laws have been properly classified within the past five (5) years.

(d) In the past three years, neither the Company nor any of its Subsidiaries has engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the WARN Act and no actions are currently contemplated by the Company or any its Subsidiaries that could reasonably be expected to trigger application of the WARN Act.

(e) In the past five years: (i) no allegations of sexual harassment or sexual misconduct have been made, or, to the Company’s Knowledge, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee. The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Company and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any Liabilities with respect to any such allegations.

(f) Section 5.18(f) of the Company Disclosure Letter lists all persons who are employees of the Company or any of its Subsidiaries, and sets forth their: (i) name; (ii) title or position; (iii) hire date; (iv) current annual base salary or hourly compensation rate, as applicable; (v) city and state of primary work location (residence, if employed remotely); (vi) full-or part-time status; (vii) exempt or non-exempt classification under applicable wage and hour laws; (viii) eligibility for participation in Company bonus plans and amount of bonus paid with respect to 2025, as applicable; (ix) eligibility for sales commission or other variable compensation; (x) work visa and expiration date, if applicable; and (xi) total accrued, unused paid time off available for use under any applicable policy of the Company or any its Subsidiaries. Except as listed in Section 5.18(f), all employees of the Company or any of its Subsidiaries are employed on an at-will basis.

(g) Section 5.18(g) of the Company Disclosure Letter lists all individual independent contractors or consultants utilized by the Company or any of its Subsidiaries within the past three (3) years and sets forth for each contractor or consultant: (1) the name of the person or entity engaged; (2) the dates of the engagement; (3) description of the services provided; and (4) the rate or the basis of fee payment. The terms of engagement with all individual independent contractors or consultants engaged by the Company or any of its Subsidiaries are all in writing and have been made available to Purchaser.

(h) To the Company’s Knowledge, all employees and independent contractors of the Company or any of its Subsidiaries are authorized to work in the United States and have presented acceptable documentation of such authorization. The Company and its Subsidiaries have in their files complete and compliant copies of I-9 forms for each current and former employee in accordance with applicable Law.

(i) To the Company’s Knowledge: (i) no current employee of the Company or any of its Subsidiaries with annualized compensation at or above $150,000, intends to terminate his or her employment with the Company or any of its Subsidiaries prior to the one-year anniversary of the Closing; and (ii) no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any nondisclosure agreement, noncompetition agreement or restrictive covenant obligation owed to: (A) the Company or any of its Subsidiaries; or (B) any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

Section 5.19 Benefit Plans.

(a) Set forth on Section 5.19(a) of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan (including any non-U.S. benefit plan, program or arrangement maintained for the benefit of employees located outside the United States). None of the Companies nor any ERISA Affiliates have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Company Benefit Plan, or to continue, modify, or amend any existing Company Benefit Plan, except for amendments required by applicable Law with respect to which the amendment deadline has not yet lapsed. No Company Benefit Plan covers or provides benefits to any Person who is not a current or former employee of the Company or its Subsidiaries (or an eligible dependent of such current or former employee).

(b) With respect to each Company Benefit Plan: (i) such Company Benefit Plan was properly and legally established and is, and has been, documented, operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code; (ii) none of the Companies, any ERISA Affiliate, or any other Person has breached any fiduciary duty imposed upon it by ERISA or any other Law; (iii) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) has occurred; (iv) all contributions, premiums, distributions, and other payments that have become due or required have been timely made or paid or, to the extent not yet due as of the Closing, have been properly accrued in accordance with GAAP on the Company Financials; and (v) no Company has incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which any Company, Purchaser, or any of their respective Subsidiaries or Affiliates could incur, directly or indirectly, any penalty, Tax, fine, Lien or Liability under ERISA, the Code or any other Law, including, but not limited to, under Section 4980B, 4980D, 4980H, 5000, 6721 or 6721 of the Code.

(c) With respect to each Company Benefit Plan required to be listed on Section 5.19(c) of the Company Disclosure Letter, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents (including any amendments, modifications or supplements) or, for any unwritten Company Benefit Plan, a written summary of the material terms of such unwritten Company Benefit Plan; (ii) the most recent summary plan descriptions and each summary of material modifications to such plan descriptions; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules; (iv) the most recent determination letter (or opinion letter) received from the IRS, if any; (v) the most recent actuarial valuation; and (vi) all non-routine communications with any Governmental Authority within the last three years.

(d) With respect to each Company Benefit Plan, the Company has provided to the Purchaser current, accurate, and complete copies, if applicable, of: (i) all Company Benefit Plan documents (including any amendments, modifications or supplements) or, for any unwritten Company Benefit Plan, a written summary of the material terms of such unwritten Company Benefit Plan; (ii) the most recent summary plan descriptions and each summary of material modifications to such plan descriptions; (iii) all Contracts related to such Company Benefit Plan, including all trust agreements, insurance Contracts, annuity Contracts and service provider agreements; (iv) the most recent Form 5500, if applicable, and annual report, including all schedules and other attachments thereto; (iv) the most recent determination letter (or opinion letter) received from the IRS, if any; (v) the most recent actuarial valuation; (vi) all non-routine communications with any Governmental Authority within the last three years; and (vii) all nondiscrimination, top-heavy and Code Section 415 and other year-end compliance tests performed with respect to such Company Benefit Plan for the three most recently completed plan years.

(e) No Legal Proceeding or claim is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims) against or relating to any Company Benefit Plan or the assets any Company Benefit Plan. No investigation, audit or other proceeding by any Governmental Authority is pending or in progress with respect to any Company Benefit Plan.

(f) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate currently sponsors, maintains, participates in, contributes to, or has an obligation to contribute to (or has ever sponsored, maintained, participated in, contributed to, or had an obligation to contribute to) or has (or could have) any current or future Liability or obligation (including any contingent Liability or obligation) under or with respect to, and no Company Benefit Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (v) or a “multiple employer plan” (as described in Section 413(c) of the Code or Section 210 of ERISA). Neither the Company nor any of its Subsidiaries has incurred any Liability or otherwise would reasonably be expected to have any Liability, contingent or otherwise, under Title IV of ERISA or as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, either alone or in combination with another event, could: (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary of any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by the Company or any of its Subsidiaries to any Company Benefit Plan; (v) restrict the ability of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan; or (vi) result in the forgiveness of any employee or service provider loan.

(h) Neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide any gross-up payment to or to indemnify, reimburse or otherwise make whole any Person for any Taxes.

(i) Except to the extent required by Section 4980B of the Code or similar state Law for which the recipient pays the full cost of coverage, neither the Company nor any of its Subsidiaries has any Liability to provide (or contribute toward the cost of), and no Company Benefit Plan provides, life insurance, health, or welfare benefits (within the meaning of Section 3(1) of ERISA) to any former or retired employee, owner, director, manager, officer, consultant, independent contractor, or other service provider of or to the Companies (or the spouse, domestic partner, dependent or beneficiary of any such individual), and none of the Companies nor any of their respective Subsidiaries are obligated to provide such benefits to any active employee or any other Person following such Person’s (or the spouse, domestic partner, dependent or beneficiary of any such individual) retirement or other termination of employment, ownership, or service.

(j) Each Company Benefit Plan that constitutes or provides, in any part, a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated under Section 409A of the Code. No amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code. No amounts paid or payable by the Company or any of its Subsidiaries are subject to any Tax or penalty imposed under Section 457A of the Code.

(k) Except as set forth on Section 5.19(k) of the Company Disclosure Letter, no Company or any of their respective Subsidiaries maintain any Company Benefit Plans on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States. With respect to any such non-U.S. Company Benefit Plan, the Company and its Subsidiaries are in compliance in all material respects with the terms of such plan and all applicable Laws of the relevant jurisdiction.

(l) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, either alone or in combination with another event, could result in any “parachute payment” under Section 280G of the Code.

Section 5.20 Environmental Matters.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the past five years have been, in compliance with all Environmental Laws applicable to their leased premises, office operations, information technology equipment and disposal of electronic equipment.

(b) Neither the Company nor any of its Subsidiaries has received any written notice, claim or Order alleging material Liability under Environmental Laws, and, to the Company’s Knowledge, no such Legal Proceeding is pending or threatened against the Company or any of its Subsidiaries.

(c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, sold, marketed, repaired, installed, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as has given or would give rise to any material Liability of the Company under Environmental Laws.

(d) The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person under Environmental Laws or regarding Hazardous Materials.

Section 5.21 Transactions with Related Persons. Section 5.21 of the Company Disclosure Letter contains a list of each transaction or Contract to which the Company or any of its Subsidiaries is a party with any: (a) present or former officer or director of the Company or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of the Company; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Notwithstanding the foregoing, each of clauses (a), (b) and (c) shall exclude, in the case of an employee, officer or director of the Company or any of its Subsidiaries, any employment Contract made in the ordinary course of business or any Company Benefit Plans. No Related Person or any Affiliate of a Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with the Company or any of its Subsidiaries (other than such Contracts that relate to any such Person’s ownership of the Company Stock or other Equity Securities of the Company as set forth on Section 5.21 of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries).

Section 5.22 Insurance.

(a) Section 5.22(a) of the Company Disclosure Letter lists as of the Signing Date, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of the Company or any of its Subsidiaries (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). Copies of such insurance policies have been provided to the Purchaser. As of the Signing Date, all premiums due and payable under all such insurance policies have been paid. As of the Signing Date, the Company and its Subsidiaries are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, in full force and effect and enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. In the past three years, neither the Company nor any of its Subsidiaries has received any written notice from, or on behalf of, any insurance carrier relating to or involving any: (i) adverse material change; (ii) notice of cancellation or termination; (iii) any change other than in the ordinary course of business in the conditions of insurance; (iv) any refusal to issue an insurance policy; or (v) non-renewal of a policy, and, to the Company’s Knowledge, no such action has been threatened. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.

(b) Section 5.22(b) of the Company Disclosure Letter identifies each individual insurance claim made by the Company or any of its Subsidiaries in the past three years. The Company and its Subsidiaries have reported to their insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Neither the Company nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer has denied coverage.

Section 5.23 Top Customers and Suppliers.

(a) Section 5.23(a) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of revenue of the business of the Company and its Subsidiaries with such counterparty, as applicable, the 10 largest customers of the Company and its Subsidiaries, taken as a whole, for the 12 months ended on each of January 31, 2026 and January 31, 2025 (the “Top Customers”). As of the Signing Date, no Top Customer has: (i) informed the Company or any of its Subsidiaries in writing or, to Company’s Knowledge, orally, of its intention, or has threatened in writing, or, to the Company’s Knowledge, orally, to cancel or otherwise terminate, or materially reduce, its present relationship with the Company or any of its Subsidiaries; or (ii) informed the Company or any of its Subsidiaries in writing or, to the Company’s Knowledge, orally, that the Company or any of its Subsidiaries is, as of the Signing Date, in material breach of the terms of any Contract to which it is a party with such Top Customer. To the Company’s Knowledge, as of the Signing Date, no Top Customer has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract to which the Company or any of its Subsidiaries is a party with such Top Customer.

(b) Section 5.23(b) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of cost to the business of the Company and its Subsidiaries with such counterparty, as applicable, the 10 largest vendors, suppliers, service providers, cloud infrastructure providers, data providers, model providers, technology licensors, implementation partners and other material providers of goods or services to the Company and its Subsidiaries, taken as a whole, for the 12 months ended on each of January 31, 2026 and January 31, 2025 (the “Top Suppliers”). As of the Signing Date, no Top Supplier has: (A) informed the Company or any of its Subsidiaries in writing or, to the Company’s Knowledge, orally, of its intention, or, has threatened in writing, or, to the Company’s Knowledge, orally, to cancel or otherwise terminate, or materially reduce, its present relationship with the Company or any of its Subsidiaries; or (B) informed the Company or any of its Subsidiaries in writing or, to the Company’s Knowledge, orally, that the Company or any of its Subsidiaries is, as of the Signing Date, in material breach of the terms of any Contract to which it is a party with such Top Supplier. To the Company’s Knowledge, as of the Signing Date, no Top Supplier has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract to which the Company or any of its Subsidiaries is a party with such Top Supplier.

(c) As of the Signing Date, none of the Top Customers or Top Suppliers has notified the Company or any of its Subsidiaries in writing that it is in a material dispute with the Company, any of its Subsidiaries or their business.

Section 5.24 Certain Business Practices.

(a) To the Company’s Knowledge, the Company has not and none of the Company’s officers, directors, employees or any other of their respective Representatives acting on the Company’s behalf has, during the last five years, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where the Company or Representative of the Company knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). To the Company’s Knowledge, the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. The Company has not received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law.

(b) The operations of the Company are and have been conducted during the past five (5) years in compliance with applicable economic Sanctions Laws, export and import control Laws and money laundering Laws and the rules and regulations under such Laws of the United States. Neither the Company nor any of its Subsidiaries has, and none of the Company’s or its Subsidiaries’ officers, directors, employees or, to the Company’s knowledge, any other of their respective Representatives acting on the Company’s or its Subsidiaries’ behalf has, during the last five years, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where the Company, any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. Neither the Company nor any of its Subsidiaries has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law.

(c) The operations of the Company and its Subsidiaries are and have been conducted during the past five (5) years, in compliance with applicable economic Sanctions Laws, export and import control Laws and money laundering Laws and the rules and regulations under such Laws of the United States and any other relevant jurisdictions. No Legal Proceeding involving the Company or any of its Subsidiaries with respect to any of the foregoing is pending or, to the Company’s Knowledge, threatened.

(d) No Company, Subsidiary, or officer, director or employee of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any of their Representatives acting on behalf of the Company or any of its Subsidiaries, is or has been during the past five (5) years: : (i) a Sanctioned Person; or (ii) in material violation of applicable Sanctions Laws or export or import control Laws during the applicable statute of limitation period.

Section 5.25 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.26 Finders and Brokers. Except as reflected on Section 5.26 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company or any of its Subsidiaries would be liable in connection with the Transactions. The Company shall be solely responsible for any such fees (which shall be included as a Company Transaction Cost to the extent not paid prior to the Closing).

Section 5.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Purchaser and Merger Sub. The Company acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, the Company has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant to this Agreement. None of the Purchaser or Merger Sub nor any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, and the Company disclaims reliance upon any such representation or warranty, and the accuracy or completeness thereof, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant to this Agreement.

Section 5.28 Information Supplied. None of the information the Company has supplied expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing (including information provided for inclusion in the presentation that the Parties have agreed to file with the SEC in connection with the Signing Filing), the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first disseminated to the Purchaser Shareholders; or (iv) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its respective Affiliates. All forward looking financial information or unit economics calculations with respect to the Company and its Subsidiaries that: (A) were delivered by or on behalf of the Company, its Subsidiaries or their respective Representatives for inclusion in the presentation that the Parties have agreed to file with the SEC in connection with Signing Filing; or (B) will be delivered by the Company, its Subsidiaries or their respective Representatives for inclusion in the Proxy Statement/Registration Statement were or will be, as the case may be, prepared in good faith using assumptions the Company believes to be reasonable.

Section 5.29 No Additional Representations or Warranties. Except as provided in this Article V, in any Ancillary Document to which the Company is a party or in any certificate or instrument delivered pursuant to this Agreement or an Ancillary Document, Purchaser and Merger Sub agree that none of the Company, any of its Subsidiaries or any of their respective Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser or its Affiliates. No such Person shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser or its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in: (i) any Purchaser SEC Reports filed or submitted on or prior to the Signing Date (excluding (a) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended to such Purchaser SEC Reports); or (ii) in the disclosure letter dated as of the Signing Date delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”), each section or subsection of which, subject to Section 10.18, qualifies only the correspondingly numbered and lettered representations in this Article VI, the Purchaser and Merger Sub represent and warrant to the Company as follows:

Section 6.01 Organization and Standing. Each of the Purchaser and Merger Sub is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite corporate power and authority would not, individually, or in the aggregate, be material to the Purchaser and Merger Sub, taken as a whole. Each of the Purchaser and Merger Sub is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Each of the Purchaser and Merger Sub has provided to the Company accurate and complete copies of its Organizational Documents each as amended to date and as currently in effect. Neither the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents.

Section 6.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations under this Agreement and each Ancillary Document to which it is a Party and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions: (a) have been duly and validly authorized by the board of directors of the Purchaser and the board of directors of Merger Sub; and (b) other than the Purchaser Shareholder Approval and the proceedings described in Section 7.13, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which the Purchaser or Merger Sub is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of the Purchaser and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding obligation of each of the Purchaser and Merger Sub, enforceable against each of the Purchaser and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. When delivered, each Ancillary Document to which the Purchaser or Merger Sub is or is required to be a party shall be duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable. Assuming the due authorization, execution, delivery and performance, such Ancillary Document, shall constitute the legal, valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms except as such enforcement may be limited by the Enforceability Exceptions.

Section 6.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which Purchaser or Merger Sub is a party or the consummation by each of the Purchaser and Merger Sub of the Transactions, other than: (a) such filings as contemplated by this Agreement; (b) any filings required with Nasdaq or the SEC with respect to the Transactions; (c) applicable requirements, if any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations under the Securities Act, the Exchange Act or any state “blue sky” securities Laws; (d) applicable requirements, if any, of the HSR Act or other Antitrust Laws; and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which Purchaser or Merger Sub is a party, the consummation by the Purchaser or Merger Sub of the Transactions, and compliance by the Purchaser or Merger Sub with any of the provisions those documents, do not and will not: (a) conflict with or violate any provision of the Purchaser’s or Merger Sub’s Organizational Documents; (b) violate any provision of, or result in the breach of, any applicable Law to which the Purchaser or Merger Sub is subject or by which any property or asset of the Purchaser or Merger Sub is bound; (c) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any material Contract of Purchaser or Merger Sub, or terminate or result in the termination of any material Contract of the Purchaser or Merger Sub, or result in the creation of any Lien (other than a Permitted Lien) under any material Contract of the Purchaser or Merger Sub upon any of the properties or assets of the Purchaser or Merger Sub, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (d) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b), (c) or (d) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.05 Capitalization.

(a) As of the Signing Date, the authorized share capital of Purchaser is US$55,500 divided into: (i) 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 per share, 17,250,000 of which are issued and outstanding but subject to Redemption; (ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 per share, of which 5,750,000 shares are issued and outstanding; and (iii) 5,000,000 Preference Shares of a par value of US$0.0001 per share, of which no shares are issued and outstanding as of the Signing Date. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. The outstanding Purchaser Ordinary Shares are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms and conditions of the Warrant Agreement and in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants. The Domesticated Purchaser Warrants will be exercisable after giving effect to the Transactions for one share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the Signing Date, 10,250,000 Cayman Purchaser Warrants, consisting of 5,750,000 public warrants and 4,500,000 private placement warrants, are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable. The outstanding Cayman Purchaser Warrants are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Other than as disclosed in the Purchaser SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) All Indebtedness of the Purchaser, as of the Signing Date, of the type set forth in clauses (a) or (c) of the definition of Indebtedness (or clause (n) of the definition of Indebtedness as it would relate to clauses (a) or (c) of the definition of Indebtedness) is disclosed on Section 6.05(d) of the Purchaser Disclosure Letter. No such Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by the Purchaser; or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except as otherwise contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares. The Purchaser’s board of directors has not authorized any of the foregoing.

(f) On or prior to the Signing Date, Purchaser entered into the Initial PIPE Agreements. True and correct copies of the Initial PIPE Agreements have been provided to the Company on or prior to the date of this Agreement. The Initial PIPE Agreements are in full force and effect with respect to, and binding on, Purchaser and, to Purchaser’s Knowledge, on each Initial PIPE Investor party to an Initial PIPE Agreement, in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.06 SEC Filings and Purchaser Financials; Internal Controls.

(a) Since the IPO, the Purchaser has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements (all of the foregoing filed prior to the Signing Date, the “Purchaser SEC Reports”). The Purchaser will use its best efforts to have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the IPO of the Purchaser or the Proxy Statement/Registration Statement) and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Purchaser SEC Reports were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act as in effect at the time of filing. Subject to Section 6.17, the Additional Purchaser SEC Reports will be prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act as in effect at the time of filing. The Purchaser SEC Reports did not, at the time they were filed with the SEC, or, if amended, at the time of such amendment, which shall be deemed to supersede such original filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Reports or necessary in order to make the statements made in such Purchaser SEC Reports, in light of the circumstances under which they were made, not misleading. The Additional Purchaser SEC Reports will not, at the time they are filed with the SEC, or, if amended, at the time of such amendment, which shall be deemed to supersede such original filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Additional Purchaser SEC Reports or necessary in order to make the statements made in the Additional Purchaser SEC Reports, in light of the circumstances under which they were made, not misleading. Each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required with respect to the Purchaser by Section 16(a) of the Exchange Act and the rules and regulations under Section 16(a) of the Exchange Act. The Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 6.06, a document or information will be deemed to have been “filed” if such document or information has been furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements. The financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements. Such financial statements were prepared in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(c) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(d) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLRKU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLRK.” The issued and outstanding Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLRKW.” The Purchaser is a listed company in good standing with Nasdaq. Since the consummation of the IPO, the Purchaser has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser by Nasdaq or the SEC with respect to: (i) deregistering the Cayman Purchaser Units; (ii) deregistering the Purchaser Class A Ordinary Shares; (iii) deregistering the Purchaser Public Warrants; or (iv) terminating the listing of the Purchaser on Nasdaq. None of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Purchaser Public Warrants under the Exchange Act.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

Section 6.07 Absence of Certain Changes. As of the Signing Date and since the date of its formation, neither the Purchaser nor Merger Sub has: (a) conducted any business other than as is or was incidental to its formation, or, in the case of the Purchaser, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of agreements related to a Business Combination, including this Agreement) and related activities; or (b) been subject to a Purchaser Material Adverse Effect.

Section 6.08 Undisclosed Liabilities. Except for any fees, costs or expenses payable by the Purchaser as a result of or in connection with the consummation of the Transactions, there is no material liability, debt, obligation, claim or judgment against the Purchaser or Merger Sub of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations: (a) reflected or reserved for on the financial statements or disclosed in the notes to such financial statements included in the Purchaser SEC Reports; (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of the Purchaser or Merger Sub; or (c) arising under this Agreement or incurred in connection with the Transactions.

Section 6.09 Compliance with Laws. Since its inception, each of the Purchaser and Merger Sub has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to have a Purchaser Material Adverse Effect. No written notice of violation or of non-compliance with any applicable Law has been received by the Purchaser or Merger Sub since Purchaser’s or Merger Sub’s inception, as applicable. To the Purchaser’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against the Purchaser or Merger Sub.

Section 6.10 Legal Proceedings; Orders; Permits. There is no Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened to which the Purchaser or Merger Sub is subject that would reasonably be expected to have a Purchaser Material Adverse Effect. There is no material Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser nor Merger Sub is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties. All such material Permits are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.11 Taxes and Tax Returns.

(a) Each of the Purchaser and Merger Sub: (i) has filed, or caused to be filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such filed Tax Returns are true, correct, accurate and complete in all material respects; and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return (and complied in all material respects with applicable Law with respect to such Tax withholding or collection).

(b) There is no Legal Proceeding currently pending or, to the Purchaser’s Knowledge, threatened or claimed against the Purchaser or Merger Sub by a Governmental Authority in a jurisdiction where the Purchaser or Merger Sub, as applicable, does not file a particular type of Tax Return, or does not pay a particular type of Tax, that the Purchaser or Merger Sub, as applicable, is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other Legal Proceedings pending, currently contested or, to the Purchaser’s Knowledge, threatened against the Purchaser or Merger Sub in respect of any Tax. Neither the Purchaser nor Merger Sub has been notified in writing of any proposed Tax claims, deficiencies or assessments against the Purchaser or Merger Sub. Neither the Purchaser nor Merger Sub is currently contesting any Tax liability before any Governmental Authority.

(d) There are no Liens for any Taxes upon any of the Purchaser’s or Merger Sub’s assets, other than statutory liens for current Taxes not yet due and payable.

(e) Neither the Purchaser nor Merger Sub has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending, other than any extension of time to file Tax Returns or pay Taxes that is automatically granted.

(f) Neither the Purchaser nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition entered into by the Purchaser or Merger Sub on or prior to the Closing Date; (ii) any change in method of accounting made by the Purchaser or Merger Sub on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting by the Purchaser or Merger Sub on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue accrued or realized by the Purchaser or Merger Sub on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into by the Purchaser or Merger Sub on or prior to the Closing Date, or any “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Law) involving the Purchaser or Merger Sub and in existence on or prior to the Closing Date; or (v) any “closing agreement” pursuant to Section 7121 of the Code, or any other similar agreement or arrangement with a Governmental Authority relating to Taxes, entered into by the Purchaser or Merger Sub on or prior to the Closing Date.

(g) Neither the Purchaser nor Merger Sub has participated in or been a party to, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) Neither the Purchaser nor Merger Sub has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Purchaser). Neither the Purchaser nor Merger Sub has any Liability or potential Liability for the Taxes of another Person (other than the Purchaser or Merger Sub): (i) under any applicable Tax Law (including Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)); (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise by operation of Law (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Neither the Purchaser nor Merger Sub is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax reimbursement agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, but including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority).

(i) Since its formation or incorporation, as applicable, each of the Purchaser and Merger Sub is, and has at all times been classified as, a “C corporation” within the meaning of Section 1361(a)(2) of the Code for U.S. federal and applicable state and local income tax purposes.

(j) Neither the Purchaser nor Merger Sub has ever owned any interest that is treated as equity for Tax purposes in any “business entity” within the meaning of Treasury Regulations Section 301.7701-2 (other than the Purchaser’s ownership of Merger Sub).

(k) Neither the Purchaser nor Merger Sub has, or has ever had, any permanent establishment (within the meaning of any applicable income tax treaty or under any applicable Law) or a fixed place of business in any country other than the country of its jurisdiction of formation. Neither the Purchaser nor Merger Sub has engaged in a trade or business in any country other than the country of its jurisdiction of formation that subjected it to Tax in such country.

(l) Neither the Purchaser nor Merger Sub (or, in each case, any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) during the two-year period ending on the date of this Agreement.

(m) Neither the Purchaser nor Merger Sub has knowingly taken any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments.

(n) Neither the Purchaser nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Neither the Purchaser nor Merger Sub has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

Section 6.12 Properties. Neither the Purchaser nor Merger Sub owns, license or otherwise has any right, title or interest in any Intellectual Property. Neither the Purchaser nor Merger Sub owns or lease any material real property or material Personal Property.

Section 6.13 Investment Company Act. Neither the Purchaser nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. As of the Signing Date, the Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.14 Trust Account. As of the Signing Date, the Purchaser has at least $172,500,000, plus interest earned thereon and less amounts released in accordance with the Trust Agreement, in the Trust Account. Trust Account funds are held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement. Whether written or unwritten, express or implied, there are no separate Contracts, side letters or other arrangements or understandings that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares (including any excise Taxes payable in connection with such Redemptions) properly submitted in connection with a shareholder vote to amend the Purchaser’s Organizational Documents to: (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination; (B) to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination by December 12, 2027; or (C) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser. The Trust Account is in full force and effect and is enforceable in accordance with its terms except as such enforcement may be limited by the Enforceability Exceptions. There are no claims or proceedings pending or, to the Purchaser’s Knowledge, threatened with respect to the Trust Account. The Purchaser has performed all material obligations required to be performed by it to date under the Trust Agreement. The Purchaser is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. No event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate. To the Purchaser’s Knowledge, as of the Signing Date, following the Closing, no Purchaser Shareholder shall be entitled in its capacity as a Purchaser Shareholder to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Purchaser Class A Ordinary Shares in connection with the Redemption. As of the Signing Date, assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the compliance by the Company with its obligations under this Agreement and the satisfaction of the conditions to the Closing set forth in Article VIII and Section 8.03, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date.

Section 6.15 Finders and Brokers. Except as reflected on Section 6.15 of the Purchaser Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Purchaser would be liable in connection with the Transactions based upon arrangements made by the Purchaser or any of their Affiliates.

Section 6.16 Insurance. Section 6.16 of the Purchaser Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or Merger Sub or relating to the Purchaser or Merger Sub or their respective business, properties, assets, directors, officers and employees. Copies of such insurance policies have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser or Merger Sub, as applicable is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect. To the Purchaser’s Knowledge there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 6.17 Information Supplied. None of the information supplied by or on behalf of the Purchaser or Merger Sub expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first disseminated to the Purchaser Shareholders; or (iv) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, neither the Purchaser nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its respective Affiliates.

Section 6.18 Independent Investigation. Each of the Purchaser and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company. In making its decision to enter into this Agreement and to consummate the Transactions, Purchaser and Merger Sub have relied solely upon: (a) their own investigation and the express representations and warranties of the Company set forth in this Agreement and the Ancillary Documents (including the related portions of the Company Disclosure Letter) and in any certificate delivered to the Purchaser or Merger Sub pursuant to this Agreement or any Ancillary Document; and (b) the information provided by or on behalf of the Company for the Registration Statement. Neither the Company nor its Representatives have made any representation or warranty as to the Company or this Agreement, and Purchaser and Merger Sub disclaim reliance upon any such representation or warranty, and the accuracy or completeness thereof, except as: (i) expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter) or any Ancillary Document or in any certificate delivered to the Purchaser or Merger pursuant to this Agreement or any Ancillary Document; or (ii) with respect to the information provided by or on behalf of the Company for the Registration Statement. Notwithstanding anything to the contrary in this Agreement, claims by Purchaser or Merger Sub shall not be limited in any respect in the event of Fraud.

Section 6.19 Employees; Benefit Plans. Neither the Purchaser nor Merger Sub has had any employees and neither the Purchaser nor Merger Sub has any unsatisfied material liability with respect to any employee. Neither the Purchaser nor Merger Sub currently maintains or has any direct liability under any benefit plan.

Section 6.20 Transactions with Purchaser Related Persons. Section 6.20 of the Purchaser Disclosure Letter contains a true, correct and complete list of each transaction or Contract to which either the Purchaser or Merger Sub is a party with any: (a) present or former officer or director of any of the Purchaser or Merger Sub; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of any of the Purchaser; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons referred to in clauses (a) and (b) (including any agreements, arrangements or understandings between the Sponsor and any PIPE Investor, forward purchaser, or other investor in connection with the Transactions). To the Purchaser’s Knowledge, no Purchaser Related Person or any Affiliate of a Purchaser Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with the Purchaser or Merger Sub (other than such Contracts that relate to any such Person’s ownership of the Equity Securities of the Purchaser). There are no side letters, agreements, contracts, arrangements or understandings (whether written or oral) between or among the Purchaser, Merger Sub, the Sponsor or any of their respective Affiliates, on the one hand, and any Purchaser Shareholder, PIPE Investor, prospective PIPE Investor, financing source or other investor, on the other hand, including any non-redemption, voting, backstop, incentive, founder-share transfer, warrant transfer, forfeiture, commitment-share, leak-out, lock-up, fee, expense reimbursement or similar arrangement, that have not been disclosed to the Company and set forth on Section 6.20 of the Purchaser Disclosure Letter.

Section 6.21 No Additional Representation or Warranties. Except as provided in this Article VI, neither the Purchaser, Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other Party or its Affiliates. No Persons listed in the preceding sentence shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

ARTICLE VII

COVENANTS

Section 7.01 Access and Information; Cooperation.

(a) During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 9.01 or the Closing (the “Interim Period”), subject to Section 7.16, the Company shall give, and shall cause its Representatives to give, the Purchaser, Merger Sub and its Representatives reasonable access during normal business hours to the personnel, properties, books and records of the Company upon reasonable advance notice and under reasonable circumstances. The Company shall cause each of the Company’s Representatives to reasonably cooperate with the Purchaser, Merger Sub and their respective Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice and shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. The Purchaser, Merger Sub and their Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to the Purchaser, Merger Sub or any of their respective Representatives any information if and to the extent doing so would: (i) violate any Law to which the Company is subject; (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party; (iii) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy; or (iv) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iv) in the preceding sentence, the Company shall: (x) provide Purchaser with written notice that it is withholding requested access or information stating the general nature of the access or information so withheld and the reasons for withholding such access or information; (y) provide such access or information as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (z) to the extent reasonably practicable, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Company shall not be required to provide, or cause to be provided, to the Purchaser, Merger Sub or any of their respective Representatives any information if the Company or any of its Representatives, on the one hand, and the Purchaser, Merger Sub or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. All information obtained by Purchaser, Merger Sub or any of their respective Representatives pursuant to this Section 7.01(a) shall be subject to the Mutual Non-Disclosure Agreement.

(b) During the Interim Period, subject to Section 7.16, the Purchaser and Merger Sub shall give, and shall cause their respective Representatives to give, the Company and its Representatives reasonable access during normal business hours to the personnel, properties, books and records of Purchaser and Merger Sub upon reasonable advance notice and under reasonable circumstances. The Purchaser and Merger Sub shall cause each of their respective Representatives to reasonably cooperate with the Company and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals. The Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser, Merger Sub or any of their respective Subsidiaries. Notwithstanding the foregoing, neither the Purchaser or Merger Sub shall be required to provide, or cause to be provided, to the Company or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which the Purchaser or Merger Sub is subject; (ii) violate any legally-binding obligation of the Purchaser or Merger Sub with respect to confidentiality, non-disclosure or privacy; or (iii) jeopardize protections afforded to the Purchaser or Merger Sub under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iii) in the preceding sentence, the Purchaser and Merger Sub shall: (x) provide the Company with written notice that it is withholding requested access or information stating the general nature of the access or information so withheld and the reasons for withholding such access or information; (y) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (z) to the extent reasonably practicable, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. Neither the Purchaser nor Merger Sub shall be required to provide, or cause to be provided, to Company or any of its Representatives any information if the Purchaser or Merger Sub or any of their respective Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. All information obtained by the Company or its Representatives pursuant to this Section 7.01(b) shall be subject to the Mutual Non-Disclosure Agreement.

(c) During the Interim Period, each of the Company, Purchaser and Merger Sub shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including in connection with the PIPE Investments), including: (i) by providing such information and assistance as another Party may reasonably request; (ii) granting such access to another Party and its Representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts. Such cooperation shall include direct contact between senior management and other Representatives of the Company at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, Merger Sub or their respective Representatives.

Section 7.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 7.02 of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to: (i) conduct its business in the ordinary course of business; (ii) comply with all Laws applicable to the Company and its business, assets and employees; (iii) preserve intact the Company’s business organizations and ongoing business; and (iv) maintain the Company’s existing relations and goodwill with its customers, suppliers, distributors and creditors.

(b) Without limiting Section 7.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 7.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed except in the case of clause (xxvi) in respect of which Purchaser may withhold or grant consent in its sole discretion), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of, or accelerate the vesting of or waive any restriction applicable to or propose to accelerate the vesting of or waive any restriction applicable to, any of its Equity Securities except (A) as required by existing Company Benefits Plans or (B) any issuances to employees or other services providers as set forth on Section 7.02(b)(ii)(B) of the Company Disclosure Letter, or (C) any Contract (including any warrant or option) outstanding as of the Signing Date;

(iii) engage in any hedging transaction with a third person with respect to its Equity Securities;

(iv) (A) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or other Equity Securities; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other Equity Securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities, except, in the case of this clause (C), for: purchases or redemptions pursuant to exercises or cancellations of Equity Securities outstanding as of the Signing Date or issued thereafter in compliance with the terms of this Agreement;

(v) voluntarily incur or guarantee any Indebtedness for borrowed money (whether absolute, accrued, contingent or otherwise); provided, that this clause (v) shall not restrict the Company from (A) drawing on existing credit facilities in the ordinary course of business; provided that the Company provide the Purchaser with prompt written notice (and in any event within two Business Days) of any drawdown on existing credit facilities (B) incurring Indebtedness between the Company and any of its Subsidiaries, or (C) incurring trade payables or purchase money obligations in the ordinary course of business;

(vi) (A) establish, adopt, materially amend or modify, or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the Signing Date; (B) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of the Company, including under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement other than (x) as set forth on Section 7.02(b)(vi)(B) of the Company Disclosure Letter or (y) ordinary course annual merit-based compensation increases and promotions for employees consistent with past practice; (C) grant, promise or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of the Company (or any of their respective dependents or beneficiaries), except as otherwise permitted by clause (B)(y) above; (D) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee, officer, director or other service provider of the Company, other than in the ordinary course of business with respect to any such service provider whose annual base compensation does not exceed $100,000; or (E) terminate any employee, officer, director or other service provider of the Company, other than for cause or in the ordinary course of business with respect to any such service provider whose annual base compensation does not exceed $100,000;

(vii) (A) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenants applying to any current or former employee or other individual service provider; (B) plan, announce, implement or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Company (other than individual employee terminations for cause permitted under clause (E) of Section 7.02(b)(vi)); or (C) take other such actions that would reasonably be expected to implicate the WARN Act;

(viii) enter into, amend, modify, negotiate, terminate or extend any Labor Agreement, or recognize or certify any labor union, works council, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(ix) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, examination, controversy or other Legal Proceeding relating to Taxes; (C) file any amended Tax Return with respect to Income Taxes or other material Taxes; (D) voluntarily surrender any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued or in respect of any Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Company or any of its Subsidiaries (other than as a result of any extension of time to file Tax Returns or pay Taxes that is automatically granted); (G) incur any material liability for Taxes outside the ordinary course of business; (H) enter into any tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes); (I) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any Governmental Authority with respect to Taxes;

(x) (A) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Owned Intellectual Property (other than: (x) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business; or (y) abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations at the end of their statutory term); (B) disclose, divulge, furnish to or make accessible any material Trade Secrets constituting Owned Intellectual Property to any Person who has not entered into a commercially reasonable confidentiality agreement, (except for patent applications submitted to the United States Patent and Trademark Office, or similar office of another jurisdiction); or (C) include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any material Company Software any Open Source Software in a manner that requires the Company to take a Copyleft Action;

(xi) other than in the ordinary course of business: (A) terminate, waive any material provisions of, amend or assign any Company Material Contract; or (B) enter into any Contract that would be a Company Material Contract if it had been entered into prior to the Signing Date;

(xii) establish any Subsidiary or enter into any new line of business;

(xiii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(xiv) (xiv) (A) fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (B) terminate without replacement or amend in a manner detrimental to the Company any material insurance policy insuring the Company;

(xv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xvi) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $500,000 individually or $1,500,000 in the aggregate;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (A) any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization; or (B) any material amount of assets outside the ordinary course of business;

(xviii) other than (A) capital expenditures in the ordinary course of business consistent with past practice, (B) capital expenditures as reflected in the Company’s capital expenditure budget previously provided to the Purchaser and set forth on Section 7.02(b)(xviii) of the Company Disclosure Letter, or (C) capital expenditures for product development, research and development, or information technology infrastructure in the ordinary course of business, make individual capital expenditures in excess of $1,000,000 or aggregate capital expenditures in excess of $2,500,000;

(xix) (A) fail to pay within a reasonable amount of time following the time due and payable, material amounts of accounts payable (other than any account payable that is, at such time, subject to a bona fide dispute) or (B) other than in the ordinary course of business, fail to use commercially reasonable efforts to collect within a reasonable amount of time following the time due, discount or otherwise reduce any account receivable, in each case, in a manner that would reasonably be expected to materially reduce the Company’s working capital;

(xx) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations) or otherwise dispose of any material tangible properties, or tangible assets, other than pursuant to Permitted Liens in the ordinary course;

(xxii) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xxiii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement or that would impede the Transactions;

(xxiv) enter into, amend, waive or terminate any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxv) (A) limit the right of the Company to: (w) engage in any line of business; (x) operate in any geographic area; (y) develop, market or sell products or services; or (z) compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company;

(xxvi) except as permitted by clauses Section 7.02(b)(ii)(A), (B) or (C) or as set forth in Section 7.02(b)(vi)(B) or (C) of the Company Disclosure Letter, issue any Equity Security at a price per share or with a conversion price per share that is less than the price per share of Company Common Stock implied by the Transactions;

(xxvii) enter into any new Contract with any broker, finder, financial advisor, investment banker, placement agent or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee, success fee or other similar commission constituting a Company Transaction Cost, or materially amend or modify any existing such Contract; or

(xxviii) authorize or agree to do any of the foregoing actions.

(c) To permit the timely closing of the Transactions, the Company shall prohibit the exercise of any Company Options in the five Business Days prior to the Closing Date. The Company shall provide notice to any Company Option that may be cancelled without the payment of any consideration at least ten Business Days in advance of the Closing Date that such Company Options may be exercised to the extent vested until the close of business on the day that is six Business Days prior to the Closing Date.

(d) If any Company Stockholder has not executed and delivered the Lock-Up Agreement as of the date hereof, the Company shall use all commercially reasonable efforts to obtain such Lock-Up Agreement from such Company Stockholder within seven (7) Business Days of the date hereof.

(e) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, if any Person becomes a Company Stockholder who had not previously executed and delivered the Lock-Up Agreement, then the Company shall, within 3 Business Days, cause to be executed and delivered the Lock-Up Agreement by such Company Stockholder.

Section 7.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as required to effect the Domestication, Redemptions or the PIPE Investments, as set forth on Section 7.03(a) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), each of the Purchaser and Merger Sub shall: (i) conduct its business, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to it and its business, assets and employees; and (iii) use commercially reasonable efforts to preserve intact, in all material respects, its business organizations.

(b) Without limiting Section 7.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 7.03(b) of the Purchaser Disclosure Letter, or as required to effect the Domestication, Redemptions or a PIPE Investment, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither Purchaser or Merger Sub shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or other security interests of any class and any other equity-based awards; or (B) engage in any hedging transaction with a third Person with respect to such securities;

(iii) (A) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or other Equity Securities; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other Equity Securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than working capital loans in an amount not to exceed $100,000 in the aggregate; (B) make a loan or advance to or investment in any third party; or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person, in the case of each of clauses (A), (B) and (C);

(v) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, examination, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Tax Return with respect to Income Taxes or other material Taxes; (D) voluntarily surrender any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued or in respect of any Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Purchaser (other than as a result of any extension of time to file Tax Returns or pay Taxes that is automatically granted); (G) incur any material liability for Taxes outside the ordinary course of business; (H) enter into any tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes); or (I) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any Governmental Authority with respect to Taxes;

(vi) waive or otherwise change the Trust Agreement;

(vii) terminate, waive or assign any material right under any material Contract of the Purchaser or Merger Sub;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (other than any Transaction Litigation), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser, Merger Sub or their respective Subsidiaries) not in excess of $250,000 (individually or in the aggregate);

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization, or any material amount of assets outside the ordinary course of business;

(xiv) make any capital expenditures;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xvii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii) authorize or agree to do any of the foregoing actions.

Section 7.04 Additional Financial Information and Financing Cooperation.

(a) During the Interim Period, the Company shall use commercially reasonable efforts to deliver to the Purchaser: (i) with respect to the fiscal years ended January 31, 2026 and 2025, as promptly as practicable following the Signing Date; (ii) with respect to the fiscal quarters ending April 30, 2026 and 2025, as promptly as practicable following the Signing Date; (iii) within 35 days following the end of each of the fiscal quarters ending April (other than the fiscal quarter ending April 30, 2026), July 31 and October 31; and (iv) within 35 days following the end of each fiscal year ending January 31 (other than the fiscal year ending January 31, 2026) (collectively, the deadlines referred to in each of clauses (i) through (iv), “Staleness Deadlines”) the financial statements required to be included in the Proxy Statement/Registration Statement and any other filings to be made by the Company or the Purchaser with the SEC in connection with the Transactions. If the Company determines that it will be unable to deliver the financial statements required by this Section 7.04(a) by the applicable Staleness Deadline, the Company shall promptly notify the Purchaser of such determination. Upon delivery of the updated financial statements by the Company in accordance with clauses (i) through (iv) above, the representations and warranties with respect to the Annual Company Financials set forth in Section 5.06 shall be deemed to apply to such financial statements (in the case of quarterly financial statements, with allowance for the absence of footnote disclosures and for year-end adjustments that are not expected to be material). The Company will use commercially reasonable efforts to cause such financial statements, together with any audited or unaudited consolidated balance sheet and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows of the Company as of and for any year-to-date period ended as of the end of a fiscal quarter (or solely in the case of any audited financial statements, the fiscal year) that are required to be included in the Proxy Statement/Registration Statement, including any applicable comparative period in the preceding fiscal year, and any other filings to be made by the Company or the Purchaser with the SEC in connection with the Transactions, to, in each case: (A) be prepared in accordance with GAAP consistently applied throughout the periods covered (except for the absence of footnote disclosures and for year-end adjustments that are not expected to be material); (B) fairly present in all material respects the consolidated financial position, results of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows of the Company as of the dates and for the periods referred to in such financial statements in conformity with GAAP (except for the absence of footnote disclosures and for year-end adjustments that are not expected to be material); (C) be derived from and accurately reflect in all material respects the books and records of the Company; and (D) solely in the case of any such audited financial statements, be audited in accordance with the standards of the PCAOB.

(b) During the Interim Period, the Company shall use its commercially reasonable efforts: (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, the Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement, the Current Report on Form 8-K pursuant to the Exchange Act and any other filings to be made by the Company or the Purchaser with the SEC in connection with the Transactions, including: (A) all business information and summary financial information of the Company provided for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions; and (B) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions (including customary pro-forma financial information); and (ii) to obtain the consents of its auditors as may be required by applicable Law or required or requested by the SEC.

(c) The Company’s use of commercially reasonable efforts pursuant to this Section 7.04 shall include the incurrence of reasonable fees, costs and expenses that may be required in order to timely comply with the Company’s obligations to deliver the financial statements and related information pursuant to this Section 7.04(c).

(d) During the Interim Period, each of the Company, Purchaser and Merger Sub shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including in connection with the PIPE Investments), including: (i) by providing such information and assistance as another Party may reasonably request; (ii) granting such access to another Party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts; and (iv) using commercially reasonable efforts to deliver, or cause their respective Representatives to deliver, documents reasonably required by any financial advisor to the Company or the Purchaser (the “Financial Advisors”), in form and substance reasonably satisfactory to the Financial Advisors, to facilitate the PIPE Investments or the consummation of the Transactions. Notwithstanding the foregoing, such cooperation shall not require the Company or its Representatives to deliver any legal opinion, negative assurance letter, comfort letter, certificate or other document except to the extent customary for the applicable financing, required by the definitive PIPE Agreements approved by the Company, requested on reasonable advance notice, and in form and substance reasonably satisfactory to the Company and its applicable counsel, auditors or other advisors. The Company shall not be required to provide information or assistance that would unreasonably interfere with its business, require disclosure of competitively sensitive information, or require public disclosure of material nonpublic information except in accordance with applicable Law and the PIPE Agreements. Such cooperation shall include direct contact between senior management and other Representatives of the Company at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, Merger Sub or their respective Representatives.

Section 7.05 Purchaser Public Filings. During the Interim Period, the Purchaser will use commercially reasonable efforts to keep current all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, the Purchaser will use its commercially reasonable efforts prior to the Closing, maintain the listing of the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants on Nasdaq. Notwithstanding the foregoing, from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

Section 7.06 No Solicitation.

(a) During the Interim Period (and, solely with respect to the Purchaser and Merger Sub, until the earliest of (i) the Closing, (ii) the termination of this Agreement in accordance with Article IX, and (iii) an S-4 Filing Delay (as defined below)), in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, on the one hand, and the Purchaser and Merger Sub, on the other, directly or indirectly: (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of or knowingly encourage, any Acquisition Proposal; (ii) furnish any non-public information to any Person or group (other than a Party or its Representatives) in connection with or in response to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or arrangement related to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; (vii) otherwise knowingly encourage, facilitate or cooperate in any way with any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction; (viii) enter into any agreement, arrangement or understanding that would reasonably be expected to adversely affect the ability of the Parties or their respective Affiliates to consummate the Transaction in a timely manner; (ix) solely with respect to the Company, prepare or take any steps in connection with a public offering of any securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries), other than in connection with the Transactions; or (x) agree or otherwise commit to enter into or engage in any of the foregoing.

(b) Each Party shall notify the others as promptly as practicable (and in any event within two Business Days) in writing of the receipt by such Party or any of its Representatives of: (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal; (ii) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal; and (iii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions of such Acquisition Proposal (including a copy of such Acquisition Proposal if in writing or a written summary of such Acquisition Proposal if oral). Each Party shall keep the other Party promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal. During the Interim Period, each Party shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 7.07 No Trading. The Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq promulgated under the U.S. federal securities Laws or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. While the Company is in possession of such material nonpublic information, it shall not, and it will cause its directors, officers and direct Affiliates not to: (a) purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement); (b) communicate such information to any third party; (c) take any other action with respect to the Purchaser in violation of such Laws; or (d) cause or encourage any third party to do any of the foregoing.

Section 7.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt written notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions; or (ii) any material non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager of such Party or of its Affiliates, in each case, in such person’s capacity as such, with respect to this Agreement, any Ancillary Document or the consummation of the Transactions (other than demands for appraisal, which are discussed in Section 1.12) (any such Legal Proceeding, “Transaction Litigation”). Any such notice shall not constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached. If prior to the Closing a third party brings, or to any Party’s knowledge, threatens any Transaction Litigation, against a Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries or Affiliates or Representatives, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status of any such litigation. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation. Each Party shall in good faith also give due consideration to the other Party’s advice with respect to such litigation. The Company shall not settle or agree to settle any Transaction Litigation without the prior written consent of the Purchaser, which consent shall not to be unreasonably withheld, conditioned or delayed.

Section 7.09 Efforts.

(a) In furtherance and not in limitation of Section 7.12, to the extent required under any Antitrust Laws, each Party agrees to make any required filing or application under the HSR Act with respect to the Transactions as promptly as practicable, but in no event later than 25 Business Days after the Signing Date, and make any required filing or application under other Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable after the Signing Date. With respect to any filing under the HSR Act, such filing and application fees shall be borne fifty percent (50%) by Purchaser as a Purchaser Transaction Cost and fifty percent (50%) by the Company as a Company Transaction Cost (except that the Purchaser will advance and pay when due all filing fees in connection with the HSR Act or charged by any Governmental Authorities relating to such filings or applications, and the Company shall promptly reimburse the Purchaser for fifty percent (50%) of such fees). Each Party also agrees to: (i) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws; (ii) use reasonable best efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws; and (iii) obtain any Consents under applicable Antitrust Laws, including by requesting early termination of the waiting period provided for under the Antitrust Laws. In connection with its efforts to obtain the expiration or termination of the applicable waiting periods under Antitrust Laws, and to obtain any Consents under applicable Antitrust Laws, each Party shall use its reasonable best efforts to: (A) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority; (B) keep the other Parties reasonably informed of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (C) permit a Representative of the other Party and its outside counsel to review (and consider their views in good faith) any material communication given by it to, and consult with each other in good faith in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person; (D) to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity with reasonable advance notice to attend and participate in such meetings and conferences; (E) if a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised of such meetings or conferences; and (F) use reasonable best efforts to cooperate in the preparation and filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority. Any such disclosures, rights to participate or provisions of information by one Party to the other under this Section 7.09 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to satisfy contractual confidentiality obligations. Notwithstanding the foregoing, in any event, even when sharing information on a counsel-only basis, each Party may redact: (x) any information related to valuation of the Company; and (y) information that benefits from attorney- client privilege where disclosure would cause such information to cease to benefit from attorney-client privilege.

(b) As soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent applicable or required, of the Transactions. The Parties shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Party if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions. Each Party shall promptly furnish the other Party with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions. The foregoing obligations shall include using reasonable best efforts to resolve such objections or Legal Proceedings that if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to (i) contest and resist any such Legal Proceeding; and (ii) have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the Ancillary Documents.

(c) Purchaser shall not, and shall cause its controlled affiliates not to, enter into any transaction, or any agreement, whether oral or written to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act applicable to the Transactions or (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by the Purchaser, Merger Sub and the Company of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by the Purchaser, Merger Sub and the Company. The Parties shall provide reasonable cooperation with each other in connection with such efforts.

(e) The Purchaser will lead all meetings, discussions, and communications with any Governmental Authority relating to obtaining antitrust approval for the Transactions. Notwithstanding the foregoing, the Purchaser will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation, or strategy. The Purchaser shall not, without the prior approval of the Company, have the right to stay, toll or extend any applicable waiting period under any Antitrust Laws. Notwithstanding anything to the contrary, none of the Parties or their respective Affiliates shall be required to propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or business to be acquired by Purchaser pursuant hereto, terminating any existing relationships, contractual rights or obligations, otherwise impairing any material product, customer relationship, data, dataset, model, algorithm, source code, model weight, parameter, AI Technology, Intellectual Property or other material asset, or agree to the entrance into such other arrangements, in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, except with such Party’s prior written consent.

Section 7.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice of such satisfaction or waiver to the Trustee then, at the Closing, the Purchaser shall: (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) use its commercially reasonable efforts to cause the Trustee to pay all remaining amounts then available in the Trust Account to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement. Purchaser’s notice to the Trustee of satisfaction or waiver as referenced in the preceding sentence shall be in accordance with the terms of the Trust Agreement. Thereafter, the Trust Agreement shall terminate in accordance with its terms, except as otherwise provided under the Trust Agreement.

Section 7.11 Tax Matters.

(a) The Parties agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the Transactions qualify for the Intended Tax Treatments. The Parties agree and acknowledge that: (i) this Agreement constitutes, and is hereby adopted by the Purchaser as, a separate “plan of reorganization” within the meaning of Section 368 of the Code, Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code; and (ii) this Agreement constitutes, and is hereby adopted by the Purchaser, Merger Sub, and the Company as, a separate “plan of reorganization” within the meaning of Section 368 of the Code, Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for the Merger for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code. No Party shall (and no Party shall cause or permit their respective Affiliates to) knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatments. The Parties agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar or analogous Law) or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) All transfer, documentary, sales, use, stamp, registration, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest, but excluding, for the avoidance of doubt, any income, employment, payroll or similar Taxes) that become payable by any of Purchaser, Merger Sub, the Company or the Company’s Subsidiaries in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid 50% by the Purchaser and 50% by the Company. The Company shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes. If required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(c) Each Party shall terminate or cause to be terminated all of the Tax sharing, reimbursement, allocation, indemnification or similar agreements, arrangements or undertakings to which such Party is a party to or bound by, or under which such Party has any obligation in effect on the Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises. The foregoing obligation to terminate any such agreements or arrangements shall apply regardless of whether they are written or unwritten. There shall be no continuing obligation for any Party to make any payments under any such agreements, arrangements or undertakings. Notwithstanding the foregoing, there shall be no such termination obligation with respect to customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by another Party, in connection with filing of the relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include, in each case, solely to the extent commercially reasonable, the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing Date, to the extent applicable as a result of Purchaser’s status as a PFIC or a CFC for any taxable period ending on or prior to the Closing, the Purchaser shall use commercially reasonable efforts to (i) provide a “PFIC Annual Information Statement”, within the meaning of Treasury Regulations Section 1.1295-1(g), to Persons that were Purchaser Shareholders prior to the Closing Date (each, a “Pre-Domestication Purchaser Shareholder”) and that reasonably requests such information, to enable such Pre-Domestication Purchaser Shareholder to make a “Qualifying Electing Fund” election under Section 1295 of the Code with respect to Purchaser for any taxable year of Purchaser ending on or prior to the date of the Domestication; (ii) provide information reasonably requested by a Pre-Domestication Purchaser Shareholder to enable such Person to report its allocable share of “subpart F” income under Section 951 of the Code for taxable years of Purchaser ending on or prior to the date of the Domestication; and (iii) provide information reasonably requested by a Pre-Domestication Purchaser Shareholder to enable such Person to comply with Treasury Regulations Section 1.367(b)-3(b) or make the election described in Treasury Regulations Section 1.367(b)-3(c)(3), in each case, with respect to the Domestication.

(e) On the Closing Date, the Company shall deliver to Purchaser (i) a certificate certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code and otherwise satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

Section 7.12 Further Assurances. Except as set forth in Section 7.09, the Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable. The foregoing shall include preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, unless otherwise set forth in Section 7.09.

Section 7.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of all audited and unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement, the Purchaser and the Company shall jointly prepare, and the Purchaser and the Company shall jointly file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements, the “Proxy Statement”). In connection with the registration under the Securities Act of the shares of (A) Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants to be issued in exchange for the issued and outstanding shares of the Purchaser Class A Ordinary Shares and the Purchaser Common Warrants, respectively, in the Domestication, and (B) other than to the extent prohibited by the SEC, the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration to be received by Company Securityholders (collectively, the “Registration Statement Securities”), the Purchaser and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”). The Company and its Representatives shall reasonably cooperate with the Purchaser in the preparation of the Proxy Statement/Registration Statement. The Purchaser, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Proxy Statement/Registration Statement to: (i) comply with the rules and regulations promulgated by the SEC; (ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; and (iii) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Without prejudice to Section 8.01(e), notwithstanding anything to the contrary in this Agreement, neither the Company’s counsel nor its other tax advisors nor the Purchaser’s counsel nor its other tax advisors shall be required to provide a tax opinion as a condition to the Closing. If there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Proxy Statement/Registration Statement, the Parties shall use their respective commercially reasonable efforts to cause such opinion to be provided by a tax counsel, subject to customary assumptions and limitations. Such commercially reasonable efforts shall include cooperating, and causing their Affiliates to cooperate, in order to facilitate the issuance of any such tax opinion and, to the extent requested by such counsel, execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require (x) any counsel to the Company or its other tax advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser (other than with respect to the Merger) or the Purchaser Shareholders, including that the Domestication and the Sponsor Share Conversion qualify for the Purchaser Intended Tax Treatments and (y) any counsel to Purchaser or its other tax advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the Company Securityholders, including that the Merger qualifies for the Company Intended Tax Treatment. The Purchaser and Merger Sub also agree to use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions. The Company shall furnish all information concerning the Company and the Company Stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser, Merger Sub and the Company agrees to use commercially reasonable efforts to furnish to the other parties: (x) all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders; and (y) information regarding such other matters, in each case, as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser, Merger Sub or the Company to any regulatory authority (including Nasdaq, as applicable) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice (but in any event no later than two Business Days thereafter), of: (A) the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed; (B) the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction; (C) the initiation or written threat of any proceeding for any such purpose; or (D) any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC. The Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications. Each of the Purchaser and the Company shall reasonably cooperate with respect to any response to comments of the SEC or its staff with respect to the Proxy Statement/Registration Statement and any Offer Document and any amendments thereto.

(iii) Each of the Purchaser, Merger Sub and the Company shall use commercially reasonable efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in: (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement, not misleading; or (B) the Proxy Statement will, at the date it is first disseminated to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Closing, any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in such documents, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval.

(i) As promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, the Purchaser shall: (1) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law; (2) duly (x) give notice of and (y) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, as promptly as reasonably practicable following the date the Registration Statement is declared effective; and (3) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals. Unless the board of directors of the Purchaser have made a Modification in Recommendation, the Purchaser, through its board of directors, shall recommend to the Purchaser Shareholders: (A) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations; (B) the adoption and approval of the Domestication; (C) the adoption and approval of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication; (D) the approval of any separate or unbundled non-binding advisory proposals as are required to implement the foregoing; (E) the approval of the issuance of shares of Domesticated Purchaser Common Stock as required by listing rules of Nasdaq; (F) the approval of the adoption by the Purchaser of the 2026 MEP and the Equity Incentive Plan; (G) the election of the members of the Post-Closing Purchaser Board in accordance with Section 7.17; (H) the adoption and approval of any other proposals as the SEC (or staff members of the SEC and Nasdaq, as applicable) may indicate are necessary in its comments to the Registration Statement or correspondence; (I) the adoption and approval of any other proposals the Purchaser reasonably considers to be necessary or appropriate in connection with the Transactions (following consultation with the Company), including, to the extent required, an extension to the deadline set out in the Purchaser Organizational Documents for consummating a Business Combination; and (K) the adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if (w) necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, any of the foregoing (such proposals in clauses (A) through (H), together, the “Transaction Proposals”); (x) the Purchaser determines that one or more of the conditions to Closing is not satisfied or waived; (y) up to three times, in each instance for a period not exceeding 10 Business Days, if the Purchaser determines in its reasonable discretion that adjournment is otherwise required; or (z) mutually agreed by Purchaser and the Company. Unless the board of directors of the Purchaser has made a Modification in Recommendation prior to its dissemination, the Purchaser shall include such recommendation in the Proxy Statement. Subject to the following sentence, the board of directors of the Purchaser shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals to this Agreement, a “Modification in Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, the Domestication, the board of directors of the Purchaser may make a Modification in Recommendation if they shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Modification in Recommendation would be a breach of its fiduciary duties under applicable Law. To the fullest extent permitted by applicable Law, the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation. The Purchaser may only adjourn the Purchaser Shareholders’ Meeting: (1) to solicit additional proxies for the purpose of obtaining the Purchaser Shareholder Approval; (2) for the absence of a quorum; (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Purchaser Shareholders prior to the Purchaser Shareholders’ Meeting; or (4) in order to engage with investors. Notwithstanding the foregoing, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than 30 days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). The Purchaser shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares in connection with the Purchaser Shareholders’ Meeting, as required by the Purchaser’s Organizational Documents (the “Redemption”), which Redemption shall occur at least one day prior to the Domestication.

Section 7.14 Employee Matters.

(a) Equity Incentive Plan. Prior to the Closing Date, but subject to the approval of the Purchaser Shareholders, Purchaser shall adopt an equity incentive plan that provides for grants of awards to eligible service providers, in a form that is mutually agreed upon between the Company and the Purchaser (which agreement shall not be unreasonably withheld, conditioned or delayed) (the “Equity Incentive Plan”). The Equity Incentive Plan shall have an initial share reserve equal to 10% of the aggregate number of shares of Domesticated Purchaser Common Stock outstanding immediately following the Effective Time, on a fully diluted, as-converted and as-exercised basis (calculated after giving effect to the Transactions) and shall include an annual automatic increase provision (an “evergreen”) pursuant to which, on the first day of each fiscal year of the Purchaser beginning in 2028 and ending on (and including) the eighth (8th) anniversary of the Closing, the number of shares of Domesticated Purchaser Common Stock reserved for issuance under the Equity Incentive Plan shall automatically increase by a number of shares equal to the lesser of (i) 5% of the total number of shares of Domesticated Purchaser Common Stock outstanding on the last day of the immediately preceding fiscal year, (ii) 4,500,000 shares of Domesticated Purchaser Common Stock, or (iii) such lesser number of shares as determined by the Post-Closing Purchaser Board.

(b) 2026 Milestone Equity Plan. Prior to the Closing Date, but subject to the approval of the Purchaser Shareholders, Purchaser shall adopt an equity incentive plan to be called the 2026 Milestone Equity Plan (the “2026 MEP”) in a form that only provides for awards on terms and conditions that are consistent with those set forth on the 2026 Milestone Equity Plan Term Sheet, with any material changes or modifications to the 2026 Milestone Equity Plan Term Sheet subject to mutual agreement of the Company and Purchaser (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Purchaser, as applicable), in the manner prescribed under applicable Laws, effective as of the Effective Time.  As set forth in the 2026 Milestone Equity Plan Term Sheet, the share reserve of the 2026 MEP shall equal 17,500,000 shares of Domesticated Purchaser Common Stock (the “MEP Reserve”) for issuance under the 2026 MEP. To the extent any awards issued under the 2026 MEP fail to vest by the last date possible for vesting under the 2026 MEP (as described in the 2026 Milestone Equity Plan Term Sheet), all shares subject to such awards that fail to vest shall be removed from the 2026 MEP Reserve and no longer be authorized for issuance under the 2026 MEP or any other equity plan of Purchaser or its Affiliates.

(c) Notwithstanding anything in this Agreement to the contrary, all provisions contained in this Section 7.14 are included for the sole benefit of the Purchaser, Merger Sub and the Company. Nothing in this Agreement, whether express or implied: (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement; (ii) shall limit the right of the Purchaser or its respective Affiliates (including, following the Closing, the Surviving Company) to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall confer upon any Person who is not a Party any right to continued or resumed employment or recall, any: (x) right to compensation or benefits; or (y) third-party beneficiary or other right of any kind or nature whatsoever. Without limiting the generality of the foregoing, the prohibitions set forth in the preceding sentence shall apply to any holder of Equity Securities, any current or former director, manager, officer, employee or independent contractor of the Company or its Affiliates, or any participant or Person eligible to participate in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such participant).

Section 7.15 Public Announcements.

(a) During the Interim Period no public release, filing or announcement concerning this Agreement, the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange. In the event any such release, filing or announcement is required in accordance with the preceding sentence, the applicable Party shall use its commercially reasonable efforts, to the extent permitted by applicable Law, to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Company shall have an opportunity to review and comment upon the Signing Filing prior to filing and Purchaser shall not file the Signing Filing without the consent of the Company (which approval shall not be unreasonably withheld, conditioned or delayed, and must be provided in advance of the filing deadline or deemed waived). As promptly as practicable after the Closing (but in any event within four Business Days thereafter), the Parties shall mutually agree upon and issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. The Company shall have an opportunity to review and comment upon the Closing Filing prior to filing and Purchaser shall not file the Closing Filing without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed, and must be provided in advance of the filing deadline or deemed waived).

Section 7.16 Confidential Information.

(a) The Company acknowledges and agrees that, during the Interim Period and, if this Agreement is terminated in accordance with Article IX, until the expiration of the term under the Confidentiality Agreement, the Purchaser Confidential Information being provided to it in connection with this Agreement and the consummation of the Transactions are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated in this Agreement by reference. The Confidentiality Agreement shall survive the execution, delivery and performance of this Agreement.

(b) The Purchaser acknowledges that the Company Confidential Information being provided to it in connection with this Agreement and the consummation of the Transactions are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated in this Agreement by reference. The Confidentiality Agreement shall survive the execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Purchaser shall have the right to share PIPE Materials (i) with potential Additional PIPE Investors in connection with any Additional PIPE Investment, subject to customary non-disclosure agreements, and (ii) as required to be disclosed by applicable Law and SEC rules, including the Exchange Act. This Section 7.16 is not intended to restrict Purchaser’s Representatives or their respective Affiliates’ ability to compete with the Company or the Purchaser or Merger Sub, but only to prohibit disclosure and knowing use of Company Confidential Information by the Purchaser, Merger Sub or their respective Representatives.

Section 7.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of a three-class “staggered” board of nine individuals (appointed in accordance with Stock Exchange rules). The Post-Closing Purchaser Board shall consist of eight directors chosen by the Company (the “Company Directors”) and one director chosen by the Sponsor (the “Sponsor Director”). The Sponsor Director shall serve as a class III director. Subject to the terms of the Purchaser’s Organizational Documents, the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, the Parties shall take all such action within their power as may be necessary or appropriate such that immediately following the Closing Date, the Post-Closing Purchaser Board shall initially include such director nominees to be designated by the Company and Sponsor pursuant to written notice to the Purchaser following the Signing Date. The Parties shall cause the composition of the Post-Closing Purchaser Board and each committee thereof to comply with applicable Nasdaq and SEC independence and governance requirements as of the Closing, subject to any available phase-in periods. At or prior to the Closing, the Company and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The Parties shall take all action necessary, including causing the officers of the Purchaser to resign, so that the individuals serving as the officers of the Purchaser immediately after the Closing will be individuals the Company desires to appoint to such role.

(c) The Company shall designate the Company Directors and the Sponsor shall designate the Sponsor Director by written notice to Purchaser, in each case, delivered prior to the effectiveness of the Registration Statement. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or the Purchaser, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

Section 7.18 Indemnification of Directors and Officers; Tail Insurance.

(a) For a period of six years from the Closing Date, the Parties shall, and shall cause the Purchaser and the Surviving Company to, maintain in effect, in favor of the D&O Indemnified Parties, the exculpation, indemnification and advancement of expenses provisions, of the Purchaser’s, Merger Sub’s and the Company’s respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date. The Parties shall not, and shall cause the Purchaser and the Company not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any D&O Indemnified Party under the respective Organizational Documents and indemnification agreements described in the preceding sentence. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall honor, and shall cause the Surviving Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.18 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall obtain a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing. Such tail policy shall cover each Person that is or was a director or officer of the Purchaser, Merger Sub or the Company at any time prior to or at the Closing and who was covered by any directors’ and officers’ liability insurance policy of the Purchaser, Merger Sub or the Company at any time during the policy periods being tailed, including any Person who departed the Purchaser, Merger Sub or the Company prior to the Closing but was covered under such policies during his or her service. True, correct and complete copies of such policies have been made available to each of the Purchaser and the Company. With respect to coverage, deductibles and amounts for the six-year period following the Closing, the D&O Tail shall be on terms no less favorable than those of such applicable policy in effect on the Signing Date. Notwithstanding the foregoing, in no event shall the Purchaser be required to expend on the premium of such D&O Tail in excess of 300% of the sum of the aggregate annual premiums currently payable by the Purchaser and the aggregate annual premiums currently payable by the Company, in each case with respect to their respective directors’ and officers’ liability insurance policies in effect as of the Signing Date (the “Premium Cap”). If the D&O Tail providing the coverage required by this Section 7.18(b) is unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations under the D&O Tail to be honored by the Surviving Company, as applicable. No other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.18(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of the Company shall be settled without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) The rights of each D&O Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser, Merger Sub or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Company under this Section 7.18(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.18 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.18.

(d) If, prior to the sixth anniversary of the Closing Date, the Purchaser or, after the Closing, the Surviving Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as applicable, assume the obligations set forth in this Section 7.18.

Section 7.19 PIPE Investment. Unless otherwise approved in writing by each of the Purchaser and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), none of the Purchaser, Merger Sub or the Company shall: (a) enter into any agreements with additional PIPE Investors (such investors, “Additional PIPE Investors,” and such agreements, “Additional PIPE Agreements”, and together with the Initial PIPE Agreements, the “PIPE Agreements”); or (b) with respect to any PIPE Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate any provision or remedy under, or any replacement of, such PIPE Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Agreement or expressly permitted by such PIPE Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Following execution of any PIPE Agreement, each of the Parties shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required or necessary, or that it otherwise deems to be proper or advisable, to consummate the transactions contemplated by such PIPE Agreement on the terms described in such PIPE Agreement. Without limiting the generality of the foregoing, such actions by each of the Parties shall include each of the Parties using commercially reasonable efforts to enforce their rights, as applicable, under such PIPE Agreement to cause the other parties to such PIPE Agreement, as applicable, to fund to (or as directed by) the Purchaser or the post-Closing company the applicable purchase price, principal amount, commitment consideration, warrant consideration or other funding amounts or obligations under such PIPE Agreement in accordance with its terms, and to issue or deliver, as applicable, any convertible notes, shares, warrants, commitment securities or other securities contemplated by such PIPE Agreement. Each of the Purchaser and the Company, as applicable, shall give the other party prompt written notice (e-mail being acceptable): (i) of the receipt of any request from any other party to any PIPE Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Agreement; (ii) of any breach or default to the Knowledge of such Party that (or any event or circumstance that, to the Knowledge of such Party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Agreement; (iii) of the receipt by such Party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Agreement by another party to such PIPE Agreement; and (iv) if such Party does not expect to receive all or any portion of the applicable funding amount under any PIPE Agreement in accordance with its terms.

Section 7.20 [Reserved].

Section 7.21 Affiliate Agreements. Except as set forth on Section 7.21 of the Company Disclosure Letter, all agreements with Related Persons (other than (a) any employment agreement, consulting agreement, or employee benefit arrangement in effect as of the date of this Agreement, (b) indemnification agreements with directors and officers in effect as of the date of this Agreement, and (c) the Organizational Documents of the Company in effect as of the date of this Agreement) shall be terminated or settled at or prior to the Closing without further liability to the Purchaser, Merger Sub or the Company.

Section 7.22 Requisite Stockholder Approval.

(a) As promptly as practicable following the date upon which the Proxy Statement/Registration Statement has been declared effective by the SEC and the prospectus relating to such Proxy Statement/Registration Statement has been filed with the SEC, the Company shall use commercially reasonable efforts to: (i) (x) promptly distribute such prospectus to all holders of Company Stock; (y) solicit from all holders of Company Stock entitled to vote thereon a duly executed counterpart to the Written Consent; and (z) obtain the Requisite Stockholder Approval; and (ii) deliver such Requisite Stockholder Approval to the Purchaser no later than the Written Consent Deadline. The Company will prepare (subject to the reasonable approval of the Purchaser) and deliver, to each applicable Company Stockholder that did not execute and deliver the Written Consent, the notice required by Section 228(e) of the DGCL, which notice shall include a description of the appraisal rights of such holders available under Section 262 of the DGCL, along with such other information as is required under Section 228(e) and Section 262 of the DGCL and pursuant to other applicable Law.

(b) In the event the Company is not able to obtain and deliver to Purchaser the Requisite Stockholder Approval as set forth in clause (a), above, and the Purchaser does not elect to exercise its right to terminate this Agreement pursuant to Section 9.01(h), the Company shall duly convene a meeting of the stockholders of the Company (the “Company Stockholder Meeting”) for the purpose of voting solely upon the adoption and approval of this Agreement and the Transactions, including the Merger, and the other matters set forth in the Written Consent, as soon as reasonably practicable after the Written Consent Deadline. The Company shall provide the Purchaser with notice of the time and location of the Company Stockholder Meeting reasonably in advance of, and in any event not less than ten Business Days prior to, the Company Stockholder Meeting, which notice shall contain sufficient information and other materials to enable the Purchaser to exercise its right to vote the shares of Company Stock subject to the Company Support Agreements pursuant to the irrevocable proxies granted to the Purchaser set forth in such Agreements. Notwithstanding the foregoing, the Company shall have no obligation to call or hold a Company Stockholder Meeting if a Written Consent executed by or on behalf of the Requisite Stockholders shall have previously been delivered to and accepted by the Company and subsequently delivered to the Purchaser.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Purchaser Shareholder Approval. The Purchaser Shareholder Approval shall have been obtained with respect to each Transaction Proposal and any other proposal set forth in Section 7.13(b)(i) that is required by applicable Law, the Purchaser’s Organizational Documents, Nasdaq or the SEC to consummate the Transactions.

(b) Company Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(c) Regulatory Approvals. Any applicable waiting period or any extension of any applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been earlier terminated without the imposition of burdensome conditions.

(d) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing. No stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement. No proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be approved for listing upon the Closing on Nasdaq subject only to notice of issuance.

Section 8.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall also be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties.

(i)  The Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date, as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of such date) and (B) such changes after the Signing Date that are expressly contemplated by this Agreement.

(ii) Each of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser or Merger Sub pursuant to this Agreement other than the Purchaser Fundamental Representations shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct as of such date, subject to the following clause (y)); and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Purchaser Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred with respect to the Purchaser or Merger Sub since the Signing Date that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 1.01 and a time-stamped copy of the certificate issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(f) 2026 Milestone Equity Plan. The Purchaser shall have adopted the 2026 MEP in accordance with Section 7.14.

Section 8.03 Conditions to Obligations of the Purchaser. The obligations of the Purchaser and Merger Sub to consummate the Transactions shall also be subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties.

(i) The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date, as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of such date) and (B) such changes after the Signing Date that are expressly contemplated by this Agreement.

(ii) Each of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant to this Agreement other than the Company Fundamental Representations shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct as of such date, subject to the following clause (y)); and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Company Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Company since the Signing Date that is continuing.

(d) Lock-Up Agreement. Each Company Stockholder shall have executed and delivered the Lock-Up Agreement.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate, signed by the Company’s secretary or other executive officer in such capacity, certifying as to the validity and effectiveness of, and attaching: (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing); and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii) SAFE Amendments. Each SAFE Amendment shall be in full force and effect as of the Closing Date.

(iv) Valuation Report. The Purchaser shall have received a valuation report obtained in a form reasonably acceptable to the Purchaser from a reputed Indian chartered accountancy firm issued on a reliance basis to the Purchaser, certifying: (i) the value of the Company as on the specified date determined under Section 9 of the IT Act and the rules framed thereunder, (ii) the value of the Indian assets of the Company (including its Subsidiary in India) as on the specified date determined under Section 9 of the IT Act and the rules framed thereunder, and (iii) the percentage of value derived by the Company from its Indian assets (including its Subsidiary in India) under Section 9 of the IT Act and the rules framed thereunder.

(v) The Purchaser shall have received a 499 Tax Status Report from each of the Company Stockholders.

(f) Pre-Closing Actions. The Company shall have completed, or caused to be completed, each of the actions set forth on Schedule 8.03(f).

Section 8.04 Frustration of Conditions. Notwithstanding anything to the contrary contained in this Agreement, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was primarily caused by the failure of such Party or the failure of such Party’s Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company by written notice to the Purchaser if at any time prior to the receipt of the Purchaser Shareholder Approval there has been a Modification in Recommendation;

(c) by the Company or Purchaser by written notice to the other Party if the Purchaser Shareholder Approval shall not have been obtained with respect to each Transaction Proposal and any other proposal set forth in Section 7.13(b)(i) that is required by applicable Law, the Purchaser’s Organizational Documents, Nasdaq or the SEC to consummate the Transactions by reason of the failure to obtain the required vote at any Purchaser Shareholders’ Meeting duly convened or at any adjournment or postponement;

(d) by the Purchaser or the Company by written notice to the other Party if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived on or prior to March 31, 2027, or such other date as may be agreed in writing by Purchaser and the Company (such date, as it may be extended, the “Outside Date”). The right to terminate this Agreement under this Section 9.01(d) shall not be available to a Party if a breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by the Purchaser or the Company by written notice to the other Party if a Governmental Authority of competent jurisdiction shall have issued an Order, Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order, Law or other action has become final and non-appealable. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by the Company by written notice to the Purchaser if: (i) there has been a breach by the Purchaser or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or Merger Sub; or (B) prior to the Outside Date. The Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if at such time the Company is in material breach of this Agreement;

(g) by the Purchaser by written notice to the Company if: (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company; or (B) prior to the Outside Date. The Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if at such time the Purchaser or Merger Sub is in material breach of this Agreement;

(h) by the Purchaser by written notice to the Company if the Written Consent, duly executed by the Requisite Stockholders, has not been delivered to the Purchaser on or before the Written Consent Deadline. Notwithstanding the foregoing, Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) once such Written Consent has been duly executed by the Requisite Stockholders and received by Purchaser; and

(i) by the Purchaser if there occurs an S-4 Filing Delay.

(j) Any termination of this Agreement by the Purchaser shall require the approval of the Purchaser’s board of directors.

Section 9.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.01 and pursuant to a written notice delivered by the applicable Party to the other Party, which sets forth the basis for such termination, including the provision of Section 9.01 under which such termination is made. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement shall forthwith become void. In such event, there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.15, Section 7.16, Article X, and this Section 9.02 shall survive the termination of this Agreement; and (ii) nothing in this Agreement shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or Fraud against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.16 and Section 10.17).

ARTICLE X

MISCELLANEOUS

Section 10.01 No Survival. Except (x) as otherwise contemplated by Section 9.02 or (y) in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect of such provisions). Notwithstanding the foregoing, those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing shall survive only with respect to any breaches occurring after the Closing.

Section 10.02 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable Party at the following addresses (or at such other address of a Party as shall be specified by like notice):

If to the Purchaser:

Bluerock Acquisition Corp.
919 Third Avenue
New York, NY 10022
Attn: Harrison Seideman
Email: HSeideman@bluerock.com

with a copy (which will not constitute notice) to:

Ashurst Perkins Coie LLP
1155 Avenue of the Americas 22nd Floor
New York, NY 10036-2711
Attn: Elliott Smith; Gina Eiben
Email: Elliott.Smith@ashurstperkins.com; gina.eiben@ashurstperkins.com

If to the Company, to:

Bitonic Technology Labs, Inc.
400 Concar Drive
San Mateo, CA 94402
Attn: Raghavendra Kumar Ravinutala
Email: raghu@yellow.ai; vel@yellow.ai; legal@yellow.ai

with a copy (which will not constitute notice) to:

Fox Rothschild LLP
101 Park Avenue, Suite 1700
New York, NY 10178
Attn: Loren D. Danzis, Esq., Lauren W. Taylor, Esq.
Email: ldanzis@foxrothschild.com; lwtaylor@foxrothschild.com

Section 10.03 Binding Effect; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties. Any assignment without such consent shall be null and void. No such assignment shall relieve the assigning Person of its obligations under this Agreement.

Section 10.04 Third Parties. The rights set forth in Section 7.11, Section 7.17, Section 7.18, and Section 10.14 are express rights granted for the benefit of third parties. Subject to the preceding sentence, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or a successor or permitted assign of a Party.

Section 10.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of Purchaser prior to the Domestication).

Section 10.06 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court from the Court of Chancery of the State of Delaware. Each of the Parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing in this Agreement shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 10.06.

Section 10.07 WAIVER OF JURY TRIAL. ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH PARTY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 10.08 Specific Performance. Each Party: (i) acknowledges that the rights of each Party to consummate the Transactions are unique; (ii) recognizes and affirms that if this Agreement is breached by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by any Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 10.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 10.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, Merger Sub and the Company. At any time prior to the Closing, any Party may, as applicable, by action taken by its board of directors or other officers or Persons thereunto duly authorized: (a) extend the time for the performance of the obligations or acts of another Party; (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement; or (c) waive compliance by another Party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Agreement shall not constitute a waiver of such rights. The approval of this Agreement by the shareholders or stockholders of any of the Parties shall not restrict the ability of the board of directors of any of the Parties to terminate this Agreement in accordance with Section 9.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.10.

Section 10.11 Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents and the Company Disclosure Letter and the Purchaser Disclosure Letter referenced in this Agreement, embody the entire agreement and understanding of the Parties in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained in this Agreement.

Section 10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless as otherwise expressly provided in this Agreement: (a) words denoting any gender shall include all genders, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) all accounting terms used and not otherwise defined in this Agreement or any Ancillary Document have the meaning given to such terms in accordance with GAAP; (d) the word “including” (and with correlative meaning “include”) means “including, without limitation”; (e) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used in this Agreement means “if and only if”; (g) except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or Orders) by succession or comparable successor Laws or Orders and references to all attachments to such agreement, instrument, insurance policy, Law or Order and instruments incorporated in such agreement, instrument, insurance policy, Law or Order; (i) references to “days” shall refer to calendar days unless Business Days are specified; (j) all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or character “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body. Any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including, with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties. No presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives at least two days prior to the Signing Date.

Section 10.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 10.14 Expenses. If the Closing does not occur, the Company shall be responsible for the Company Transaction Costs, and Purchaser shall be responsible for the Purchaser Transaction Costs. If the Closing occurs, in accordance with Section 2.01, the Purchaser shall (x) pay all Purchaser Transaction Costs and (y), on behalf of the Company, pay all Company Transaction Costs, in the case of each of clause (x) and (y), from the Available Purchaser Closing Cash.

Section 10.15 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser, Merger Sub and the Company, on behalf of their respective successors and assigns, agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the Sponsor, the stockholders, shareholders or holders of other Equity Securities of the Purchaser or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than Purchaser or the Surviving Company) (collectively, the “Sponsor Group”), on the one hand; and (y) the Purchaser following the Closing, the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Ashurst Perkins Coie, that represented the Purchaser, Merger Sub or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Sponsor Group in such dispute even though: (A) the interests of the Sponsor or any other member of the Sponsor Group in such disputes may be directly adverse to the Purchaser, the Surviving Company or their Affiliates (following the Closing); and (B) such counsel may have represented the Purchaser in a matter substantially related to such dispute or may be handling ongoing matters for the Purchaser, the Surviving Company or the Sponsor. The Purchaser, Merger Sub and the Company, on their own behalf and on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications made or generated prior to the Closing between or among the Purchaser, Merger Sub, the Sponsor or any other member of the Sponsor Group (collectively, “Sponsor-side Persons”), on the one hand, and Ashurst Perkins Coie or such Sponsor-side Persons’ other legal advisors, on the other hand, the attorney/client privilege, or other applicable privilege or immunity constituting Legally Privileged Communications, and the expectation of client confidence shall survive the Transactions and belong to the Sponsor Group from and after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Purchaser, the Surviving Company or their respective Affiliates (after the Closing) (other than, if applicable, any such Affiliates that are members of the Sponsor Group). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser, Merger Sub or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns, agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the stockholders, shareholders or holders of other Equity Securities of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or Purchaser) (collectively, the “Company Group”), on the one hand; and (y) the Surviving Company, Purchaser or any member of the Sponsor Group, on the other hand, any legal counsel, including Fox, that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though: (A) the interests of such Persons may be directly adverse to the Purchaser or the Surviving Company; and (B) such counsel may have represented the Purchaser or the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Purchaser or the Surviving Company. The Purchaser, Merger Sub and the Company, on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications made or generated prior to the Closing between or among the Company or any member of the Company Group, on the one hand, and Fox, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Purchaser or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) Company Privilege; Waiver.

(i) Fox has represented the Company Group and the Company with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the Sponsor Group, Purchaser and the Surviving Company shall not, and shall cause their Affiliates not to, seek to have Fox be disqualified from representing the Company Group in connection with any dispute that may arise after the Closing between the Sponsor Group, on the one hand, and Purchaser or the Surviving Company, on the other hand, in connection with this Agreement, the Ancillary Documents or the Transactions. In connection with any such dispute, the Company Group involved in such dispute (and not the Sponsor Group (including following the Closing)) will have the right to decide whether or not to waive the attorney-client privilege or other applicable privilege or immunity constituting Legally Privileged Communications, that may apply to any communications between the Company Group, the Company (including following the Closing), and their Representatives or Affiliates (collectively, the “Company Parties”) that occurred, or was made or generated prior to the Closing.

(ii) Without limiting the foregoing, the Sponsor Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that Fox has been and will be providing legal advice to the Company Parties in connection with the Agreement, the Ancillary Documents, and any Transactions. In such capacity, Fox will have had confidential or privileged communications between Fox and the Company Parties, including written and electronic communications between or among Fox or the Company Parties, relating to this Agreement, the Ancillary Documents, and the Transactions (collectively, the “Company Privileged Materials”). The Sponsor Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Company Privileged Materials shall belong solely to the Company Group and any privilege or other right related to the Company Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Company Group and shall not pass to or be claimed by the Sponsor Group, the Purchaser or the Surviving Company. Notwithstanding the foregoing, the Company Group and its Representatives shall reasonably cooperate with the Sponsor Group, Purchaser or the Surviving Company seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the Company Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties agree to take the steps reasonably necessary to ensure that all privileges attaching to the Company Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the Company Group. The Sponsor Group (on their own behalf and on behalf of their Representatives and Affiliates), the Purchaser and the Company (on behalf of the Surviving Company) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from Fox any such Company Privileged Materials (or assist any other Person); and (B) not to knowingly access, review, use or rely on any Company Privileged Materials in any dispute involving any of the Parties after the Closing.

(c) Purchaser Privilege; Waiver.

(i) Ashurst Perkins Coie has represented the Sponsor Group, the Purchaser and Merger Sub with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the Company Group and, following the Closing, the Purchaser and the Surviving Company, shall not, and shall cause their Affiliates not to, seek to have Ashurst Perkins Coie be disqualified from representing the Sponsor Group in connection with any dispute that may arise between the Company Group and, following the Closing, the Purchaser and the Surviving Company, on the one hand, and the Sponsor Group, on the other hand, in connection with this Agreement, the Ancillary Documents or the Transactions. In connection with any such dispute, the Sponsor Group involved in such dispute (and not the Company Group (including following the Closing)) will have the right to decide whether or not to waive the attorney-client privilege or other applicable privilege or immunity constituting Legally Privileged Communications that may apply to any communications between the Sponsor Group, the Purchaser (including following the Closing), Merger Sub and their Representatives or Affiliates (collectively, the “Purchaser Parties”) that occurred, or was made or generated prior to the Closing.

(ii) Without limiting the foregoing, the Company Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that Ashurst Perkins Coie has been and will be providing legal advice to the Purchaser Parties in connection with the Agreement, the Ancillary Documents, and any Transactions. In such capacity, Ashurst Perkins Coie will have had confidential or privileged communications between Ashurst Perkins Coie, on the one hand, and the Purchaser Parties, on the other hand, including written and electronic communications between or among Ashurst Perkins Coie or the Purchaser Parties relating to this Agreement, the Ancillary Documents, and the Transactions (collectively, the “Purchaser Privileged Materials”). The Company Group (on their own behalf and on behalf of their Representatives and Affiliates), the Purchaser and the Company (on behalf of the Surviving Company) further acknowledge and agree that, at and after the Closing, the Purchaser Privileged Materials shall belong solely to the Sponsor Group and any privilege or other right related to the Purchaser Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Sponsor Group and shall not pass to or be claimed by the Company Group or their Affiliates, the Purchaser or the Surviving Company. Notwithstanding the foregoing, the Sponsor Group and its Representatives shall reasonably cooperate with the Company Group, the Purchaser (following the Closing) or the Surviving Company seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the Sponsor Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties agree to take the steps reasonably necessary to ensure that all privileges attaching to the Purchaser Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the Sponsor Group. The Company Group (on their own behalf and on behalf of their Representatives and Affiliates), the Purchaser and the Company (on behalf of the Surviving Company) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from Ashurst Perkins Coie any such Purchaser Privileged Materials (or assist any other Person in seeking to obtain such materials); and (B) not to knowingly access, review, use or rely on any Purchaser Privileged Materials in any dispute involving any of the Parties after the Closing.

Section 10.16 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a blank check company with the powers and privileges to affect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser’s assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities. Substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, the Purchaser Shareholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that the Purchaser may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. The Company, on behalf of itself and its Affiliates, acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, no such Person: (a) now has or shall at any time after the Signing Date have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions from the Trust Account; or (b) may make any claim against the Trust Account (including any distributions from the Trust Account), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser, Merger Sub or its Representatives, on the one hand, and any such Person or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any such claims are collectively referred to as, the “Released Claims”). For and in consideration of the Purchaser and Merger Sub entering into this Agreement, the receipt and sufficiency of which are acknowledged, the Company irrevocably waives on behalf of itself and its Affiliates, the Released Claims and any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account. The Company agrees on behalf of itself and its Affiliates, not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Purchaser or Merger Sub (including any distributions to the Purchaser Shareholders in respect of Redemptions or deferred underwriting commissions relating to the IPO). Notwithstanding the foregoing, nothing in this Agreement shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser or Merger Sub for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not adversely affect the Purchaser’s ability to fulfill its obligation to effectuate the Redemption. The Company’s right pursuant to the preceding sentence shall include the right to bring a claim for the Purchaser to specifically perform its obligations under this Agreement upon the occurrence of the Closing with respect to the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement. Nothing in this Section 10.16 shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s or Merger Sub’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Purchaser and any assets that have been purchased or acquired with any such funds). This section will survive the termination of this Agreement for any reason.

Section 10.17 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth with respect to such Party. Except to the extent a named Party (and then only to the extent of the specific obligations undertaken by such named Party), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any named Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Purchaser or Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.18 Company and Purchaser Disclosure Letters. In accordance with Section 268 of the DGCL, the Company Disclosure Letter and the Purchaser Disclosure Letter referenced in this Agreement are not part of this Agreement for the purposes of Section 251 of the DGCL. Instead, the Company Disclosure Letter and the Purchaser Disclosure Letter operate on the terms of this Agreement as provided in this Agreement. Any disclosure made by a Party in its Disclosure Letter with reference to any section or subsection of this Agreement or section or subsection of the applicable Disclosure Letter shall be deemed to only be a disclosure with respect to: (a) the correspondingly numbered section or subsection of this Agreement; and (b) such other sections or subsections of this Agreement if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section or subsection of this Agreement. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in a Disclosure Letter shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement. The disclosure of any information in a Disclosure Letter shall not be deemed to establish a standard of materiality.

ARTICLE XI

DEFINITIONS

Section 11.01 Certain Definitions. The following terms shall have the following meanings in this Agreement:

“Acquisition Proposal” means any written inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives).

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Additional PIPE Agreements” has the meaning set forth in Section 7.19.

“Additional PIPE Investment” has the meaning set forth in the Recitals.

“Additional PIPE Investors” has the meaning set forth in Section 7.19.

“Additional Purchaser SEC Reports” has the meaning specified in Section 6.06(a).

“Affiliate” with respect to any specified Person means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, investment funds or vehicles managed by Affiliates of the Purchaser, and portfolio companies of such investment funds and vehicles, are not Affiliates of the Purchaser.

“Aggregate Consideration” means a number of shares of Domesticated Purchaser Common Stock equal to: (a) the Equity Value; divided by (b) $10.00.

“Agreement” has the meaning specified in the Preamble.

“AI Data” means (i) any input and output data of Company AI Products, whether raw, pre-processed or enhanced, and (ii) associated metadata and informational content derived from such data which identify, comment or otherwise derive information from such data.

“AI Technology” means any and all Software or technology (including models) in the deep learning, machine learning, natural language processing, large language model, or other artificial intelligence fields, or that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning and any related algorithms, weights, parameters, structure and architecture.

“AI Training Data” means (i) training data, inference data, validation data, test data or databases Processed by or for the Company to develop, train or improve any AI Technology, and (ii) associated metadata and information content derived from such data that identify, comment on or otherwise derive information from such data.

“Allocation Schedule” has the meaning specified in Section 1.06(a).

“Alternative Transaction” means: (A) with respect to the Company, a transaction or a series of transactions (other than the Transactions) concerning (x) the sale or divestiture (whether directly or indirectly) of 15% or more of the Equity Securities, business or assets of the Company or its controlled Affiliates; (y) any equity or similar investment in the Company or its controlled Affiliates resulting in any Person beneficially owning 15% or more of any class of equity or voting securities, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, reorganization, recapitalization, liquidation, dissolution, joint venture or partnership or otherwise (other than the PIPE Investments); or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company; and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving the Purchaser.

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the Signing Date or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter), the Sponsor Support Agreement, the Company Support Agreements, the Lock-Up Agreement, and the Written Consent.

“Annual Company Financials” has the meaning specified in Section 5.06(a).

“Anti-Bribery Law” means: (a) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010; (b) any rules or regulations promulgated under the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010); and (c) other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means: (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act, including the rules and regulations promulgated under the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act; (b) any applicable foreign antitrust Laws; and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Ashurst Perkins Coie” means Ashurst Perkins Coie US LLP.

“Assumed Warrant” has the meaning specified in Section 1.08.

“Available Purchaser Closing Cash” as of immediately prior to the Closing (and prior to the payment of any Purchaser Transaction Costs and Company Transaction Costs) means, an aggregate amount equal to the sum of (without duplication): (a) all amounts in the Trust Account, less amounts required for the Redemptions (to the extent not already paid) (including any excise Taxes expected to be payable in connection with the Redemption as reasonably determined by the Purchaser in good faith in consultation with the Company); plus (b) the aggregate proceeds, if any, actually received by the Purchaser from the PIPE Investments; plus (c) all other cash and cash equivalents of the Purchaser, determined in accordance with GAAP as of 11:59 p.m. New York time on the day immediately preceding the Closing Date.

“Beneficial Owner” has the meaning specified in Section 262(a) of the DGCL. The terms “Beneficial Ownership” and “Beneficially Owned” have correlative meanings.

“Benefit Plans” of any Person means all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation, employment or consulting, severance or termination, holiday, vacation, bonus, hospitalization, medical, life welfare, accident, disability, supplemental unemployment benefits, retiree or post-employment health or welfare, profit sharing, pension, retirement, sick pay or paid time off plan, program, policy, agreement, commitment or arrangement, and all other compensation or benefit plans, programs, policies, agreements or arrangements, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), whether written or oral, whether covering a single individual or a group of individuals, whether qualified or unqualified, funded or unfunded, or domestic or foreign.

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the Signing Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in the Cayman Islands, Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 1.04(a)(ii).

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Purchaser Units” has the meaning specified in the Recitals.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate of Merger” has the meaning specified in Section 1.02.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons (other than Purchaser, the Company or any of their respective successors) of direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of Equity Securities representing 50% or more of the combined voting power or economic rights or interests in the Purchaser or the Company (or any of their respective successors); (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in: (i) any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power or economic rights or interests in the Purchaser or the Company (or any of their respective successors) or the surviving Person outstanding immediately after such combination; or (ii) members of the board of directors of the Purchaser immediately prior to such merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary; or (c) a sale of all or substantially all of the assets of the Purchaser or the Company (or any of their respective successors). Notwithstanding the foregoing, no transaction shall be a Change of Control unless such transaction is also a change in the ownership of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(v) and (vii).

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 7.15(b).

“Closing Press Release” has the meaning specified in Section 7.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute, as amended.

“Collar” means an amount equal to $1,000,000.

“Company” has the meaning specified in the Preamble.

“Company AI Technology” means AI Technology developed, trained or improved by or on behalf of the Company or owned or purported to be owned by the Company.

“Company AI Policies” has the meaning specified in Section 5.14(i).

“Company Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by the Company, any ERISA Affiliate, or any of their respective Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any Liability.

“Company AI Products” means all Company Products that employ or make use of AI Technology.

“Company Book-Entry Share” has the meaning specified in Section 1.10(a).

“Company Certificates” has the meaning specified in Section 1.10(a).

“Company Common Stock” means the Company’s Common Stock, $0.00001 par value per share.

“Company Confidential Information” means Confidential Information, as defined in the Confidentiality Agreement, regarding the Company or any of its Representatives.

“Company Data” means any information or data collected, used, stored or otherwise Processed by or on behalf of the Company (including any Personal Information, or proprietary, regulated, or confidential information of the Company or any Customer Data) and any other information, data or compilation thereof used by, or necessary for the conduct of the business of, the Company.

“Company Director” has the meaning specified in Section 7.17(a).

“Company Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Company Financials” has the meaning specified in Section 5.06(a).

“Company Fully Diluted Stock” means the sum, without duplication, of: (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, determined on an as-converted to Company Common Stock basis (including (i) the number of shares of Company Common Stock issued or issuable upon conversion of the Company Preferred Stock based on the then applicable conversion ratio or conversion price of such Company Preferred Stock, and (ii) the number of shares of Company Common Stock issuable upon conversion of all Company SAFEs outstanding as of immediately prior to the Effective Time, calculated in accordance with each applicable SAFE Amendment) as of immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company Options issued and outstanding as of the Closing (after accounting for the expiration of any Company Options at the Closing); plus (c) the aggregate number of shares of Domesticated Purchaser Common Stock issuable upon exercise of all Assumed Warrants as of immediately following the Effective Time, calculated based on the exercise price and number of shares subject to each Assumed Warrant as adjusted in connection with the Transactions.

“Company Fundamental Representations” means the representations and warranties of the Company made pursuant to Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.03 (Capitalization), Section 5.04 (Subsidiaries and Investments), Section 5.25 (Investment Company Act), Section 5.26 (Finders and Brokers), and Section 5.28 (Information Supplied).

“Company Group” has the meaning specified in Section 10.15(a)(ii).

“Company Intended Tax Treatments” has the meaning specified in the Recitals.

“Company Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the Company from consummating the Transactions. Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) of the preceding sentence: (a) any change in applicable Laws or GAAP or any interpretation of such following the Signing Date; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate; (e) any epidemic, pandemic, other disease outbreak; (f) any acts of terrorism or war, the outbreak or escalation of hostilities or civil disobedience, geopolitical conditions, local, national or international political conditions, and in each of clauses (d), (e), and (f), any actions or omissions that are taken in compliance with applicable Law or any directive or guideline of any Governmental Authority in connection with any of the foregoing in clauses (d), (e) and (f); (g) any failure of the Company or any of its Subsidiaries to meet any projections or forecasts (notwithstanding the foregoing, clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect); (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (i) any Event proximately caused by the announcement, pendency or consummation of this Agreement; or (j) any action taken at the express written request of the Purchaser. Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (d), (e) , (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their operations.

“Company Material Contract” has the meaning specified in Section 5.13(a).

“Company Option” means a right or privilege of an individual to purchase shares of Company Common Stock for a stated period of time, such individual being under no obligation to purchase, whether or not such right or privilege is granted under the Company Stock Plan.

“Company Parties” has the meaning specified in Section 10.15(b)(i).

“Company Permits” has the meaning specified in Section 5.11.

“Company Preferred Stock” means the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock, the Company Series B-1 Preferred Stock, the Company Series B-2 Preferred Stock and the Company Series C Preferred Stock.

“Company Privileged Materials” has the meaning specified in Section 10.15(b)(ii).

“Company Real Property Leases” has the meaning specified in Section 5.16(b).

“Company Registered IP” has the meaning specified in Section 5.14(a).

“Company SAFE” means an outstanding Simple Agreement for Future Equity entered into between the Company and a Company SAFE Investor.

“Company SAFE Investor” means a counterparty (other than the Company) to a Company SAFE.

“Company Securityholder” means a holder of Company Stock, Company Options, Company Warrants or Company SAFEs, in each case, as of immediately prior to the Merger.

“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, $0.00001 par value per share.

“Company Series A-2 Preferred Stock” means the Company’s Series A-2 Preferred Stock, $0.00001 par value per share.

“Company Series A-3 Preferred Stock” means the Company’s Series A-3 Preferred Stock, $0.00001 par value per share.

“Company Series B-1 Preferred Stock” means the Company’s Series B-1 Preferred Stock, $0.00001 par value per share.

“Company Series B-2 Preferred Stock” means the Company’s Series B-2 Preferred Stock, $0.00001 par value per share.

“Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, $0.00001 par value per share.

“Company Software” means all Software which the Company owns or purports to own.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Bitonic Technology Labs, Inc. 2019 Stock Plan.

“Company Stockholder” means a holder of Company Stock as of immediately prior to the Merger.

“Company Stockholder Meeting” has the meaning specified in Section 7.22(b).

“Company Support Agreement” has the meaning specified in the Recitals.

“Company Support Stockholders” has the meaning specified in the Recitals.

“Company Transaction Costs” means all fees, costs and expenses of the Company and its Subsidiaries, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; (b) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the PIPE Investments; (c) the Transfer Taxes borne by the Company pursuant to Section 7.11; (d) 50% of all costs, fees and expenses relating to the D&O Tail; (e) 50% of the filing fees lawfully payable to or as required by any Governmental Authority in connection with obtaining any required regulatory approvals in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any such fees in connection with the regulatory filings described in Section 7.09; (f) 50% of all costs, fees and expenses incurred in connection with the preparation, printing, filing and mailing of the Registration Statement; and (g) 50% of all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Domesticated Purchaser Common Stock issued in connection with the Transactions.

“Company Warrants” means the warrants of the Company issued and outstanding as of immediately prior to the Closing.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Company and Purchaser dated as of January 7, 2026, as it may be further amended or supplemented.

“Consent” means any consent, approval, waiver, notice, authorization or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, agreements, binding arrangements, memorandums of understanding, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications to the foregoing).

“Conversion Rate” has the meaning set forth in the Company’s Organizational Documents.

“Copyleft Action” has the meaning specified in Section 5.14(e).

“Copyright” has the meaning specified in the definition of “Intellectual Property.”

“Current Conversion Rate” has the meaning specified in Section 5.03(a).

“Customer” means a customer of the Company.

“Customer Data” means information relating to, received from, or Processed on behalf of, the Company’s Customers.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director (or equivalent) or officer of the Purchaser, Merger Sub or the Company.

“D&O Tail” has the meaning specified in Section 7.18(b).

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to privacy, information security, data protection, data breach notification, AI, automated decision-making, algorithmic bias or discrimination, wiretapping, eavesdropping, recording private communications, direct marketing, confidentiality or the Processing of Personal Information or IT Assets and applicable to the Company: (a) all Laws; (b) the Company’s privacy policies and notices; (c) all industry or self-regulatory standards to which the Company is legally bound or purports to be bound, including, as applicable, the Payment Card Industry Data Security Standard (PCI DSS); and (d) provisions of Contracts to which the Company is a party or is otherwise bound.

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” has the meaning specified in the Preamble to Article V.

“Dissenting Shares” has the meaning specified in Section 1.12.

“Dissenting Stockholder” has the meaning specified in Section 1.12.

“Domesticated Purchaser Common Stock” means common stock of the Purchaser following the Domestication, par value $0.00001 per share, which will have a voting right of one vote per share.

“Domesticated Purchaser Unit” has the meaning specified in the Recitals.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Effective Time” has the meaning specified in Section 1.02.

“Eligible Option” has the meaning specified in Section 1.07(b).

“Eligible Participant” means an “Employee,” “Consultant,” or “Outside Director” of the Company, as each such term is defined in the Company Stock Plan as of the date of this Agreement.

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to: (a) public or worker health or safety; (b) pollution or the protection, preservation or restoration of the environment and natural resources; or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Equity Incentive Plan” has the meaning specified in Section 7.14(a).

“Equity PIPE Investment” has the meaning specified in the Recitals.

“Equity PIPE Investors” has the meaning specified in the Recitals.

“Equity PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Equity PIPE Unit” has the meaning specified in the Recitals.

“Equity Securities” with respect to any Person means: (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person; (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (c) any warrants, calls, options, safes or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person; and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Equity Value” means an amount equal to: (a) $300,000,000.00; minus (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries as of the Closing Date (as set forth in the Allocation Schedule) other than the TPC Loan Amount; minus (c) if the amount of Net Working Capital as of the Closing Date is less than the Target Working Capital, the amount, if any, equal to the shortfall of Net Working Capital below the Lower Collar Threshold (and, for the avoidance of doubt, no decrease shall be made with respect to amounts within the Collar).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company, is, or, at any relevant time, was treated as a “single employer” pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or Section 4001(b)(1) of ERISA.

“Event” means any event, state of facts, development, circumstance, condition, change, occurrence or effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.10 (a).

“Exchanged Company Option” has the meaning specified in Section 1.07(b).

“Exchange Fund” has the meaning specified in Section 1.10(a).

“Fair Market Value” means the fair market value as determined by the board of directors of the Purchaser, in good faith, which determination shall be conclusive and binding on all Persons.

“Federal Securities Laws” has the meaning specified in Section 7.07.

“Financial Advisors” has the meaning specified in Section 7.04(d).

“Fox” means Fox Rothschild LLP.

“Fraud” with respect to a Party means: (a) an intentional misrepresentation or reckless disregard by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement with the intent by such Party that the other Parties rely on such misrepresentation to such other party’s material detriment; and (b) such other Party reasonably relies on, and suffers losses as a result of, such misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Government Contract” means any Contract: (a) by or between the Company on one hand and any Governmental Authority on the other; or (b) by or between the Company as a subcontractor at any tier and any other Person in connection with any contract with a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitral body, commission, or other similar dispute-resolving panel or body (public or private).

“Hazardous Material” means (i) any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or any similar term) under, or for which Liability or standards of conduct may be imposed pursuant to, any Environmental Law, and (ii) petroleum and its by-products, asbestos and asbestos-containing material, polychlorinated biphenyls, radon, radioactive materials, lead, noise, odor, pesticides, toxic mold, per- and polyfluoroalkyl substances and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means any Tax that is, in whole or in part, imposed on, calculated based on or measured by gross or net income (or income as specially defined), earnings, profits or gains, and similar Taxes (to the extent determined by reference to income, earnings, profits or gains) or similar measures.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest); (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument; (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842); (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against; (f) all obligations of such Person in respect of acceptances issued or created; (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (h) all obligations secured by a Lien on any property of such Person; (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person; (j) all Liabilities for underfunded Company Benefit Plans, including, but not limited to, employee deferrals and contributions made but not yet remitted to any such Company Benefit Plan and any; (k) withdrawal Liabilities under multiemployer plans; (l) all Liabilities of the Company in respect of any bonuses, commissions, or discretionary payments, including any pro rata amounts earned, accrued or unpaid for the current fiscal year, and any Taxes payable in connection therewith (including the employer portion of any payroll, FICA, unemployment or similar Tax imposed on such amounts); (m) all Liabilities of the Company in respect of any severance rights, deferred compensation payments, and similar Liabilities triggered by the transactions contemplated by this Agreement and any employer Taxes payable in connection therewith (including the employer portion of any payroll, FICA, unemployment, or similar Tax imposed on such amounts); and (n) all obligations described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has otherwise become responsible for or liable or agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Information Security Reviews” has the meaning specified in Section 5.14(k).

“Initial PIPE Agreements” has the meaning specified in the Recitals.

“Initial PIPE Investment” has the meaning specified in the Recitals.

“Initial PIPE Investors” has the meaning specified in the Recitals.

“Intellectual Property” means all of the following, anywhere in the world: (i) all United States and foreign patents and patent applications, patent disclosures and other rights in inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisionals, continuations in part, renewals, extensions, reissues or foreign counterparts of any of the foregoing, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, or refiled (“Patents”); (ii) all United States, international and foreign trade names, trade dress, trademarks, service marks, logos, internet domain name registrations, or other indicia of origin, in each case whether or not registered, together with all related registrations and applications therefor and all goodwill associated with any of the foregoing (“Trademarks”); (iii) all United States, international and foreign copyrights (whether registered or unregistered), original works of authorship (including all rights in Software), rights in copyrightable works, together with all related registrations and applications (“Copyright”); (iv) any registrations and applications for industrial designs throughout the world; (v) Trade Secrets and rights in other confidential business information; (vi) all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (vii) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Company Financials” has the meaning specified in Section 5.06(a).

“Interim Period” has the meaning specified in Section 7.01(a).

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated December 10, 2025 (File No. 333-291337).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Act” has the meaning specified in Section 2.02(b).

“IT Assets” means all technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all associated documentation.

“JOBS Act” has the meaning specified in Section 6.06(e).

“Knowledge” with respect to: (i) the Company, means the knowledge of each of Raghu Ravinutala, Velmurugan Kanniappan, Jaya Kishore Reddy Gollareddy, Rashid Khan, Tushar Hajela and Madhav Chinta; and (ii) the Purchaser or Merger Sub, means the knowledge of each of Ramin Kamfar and Harrison Seideman, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Labor Agreement” has the meaning specified in Section 5.13(a)(ix).

“Law” means any federal, state, local, municipal, foreign or other constitution, law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, ordinance, regulation, Order or Consent, in each case, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.16(b).

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, examination, mediation or arbitration, or any request (including any request for information), inquiry, hearing, proceeding (whether at law or in equity) or investigation, by or before any Governmental Authority.

“Legally Privileged Communications” means all legally privileged communications made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, the Ancillary Documents or the Transactions.

“Letter of Transmittal” has the meaning specified in Section 1.10(b).

“Liabilities” means all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind whether consensual, statutory or otherwise (including any conditional sale or other title retention agreement or lease in the nature of any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Lower Collar Threshold” means an amount equal to the Target Working Capital minus the Collar.

“MEP Reserve” has the meaning specified in Section 7.14(b).

“Milestone Equity Plan” means the 2026 Milestone Equity Plan to be adopted by the Purchaser prior to the Closing Date in accordance with Section 7.14, with such terms and conditions as are consistent with the Milestone Equity Plan Term Sheet and as otherwise mutually agreed by the Company and the Purchaser.

“Milestone Equity Plan Term Sheet” means the Milestone Equity Plan Term Sheet attached hereto as Exhibit E.

“Material Current Government Contract” has the meaning specified in Section 5.10(a).

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 7.13(b)(i).

“Nasdaq” means the Nasdaq Global Market.

“Net Working Capital” means, as of any date of determination, the consolidated current assets of the Company and its Subsidiaries as of such date (excluding cash and cash equivalents, and any deferred Tax assets), minus the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding (i) the current portion of any Indebtedness, (ii) deferred Tax liabilities and (iii) any Company Transaction Costs), in each case calculated in accordance with GAAP, consistently applied, and using the same accounting methods, policies, practices and procedures as used in the preparation of the Annual Company Financials.

“Note PIPE Investment” has the meaning specified in the Recitals.

“Note PIPE Investors” has the meaning specified in the Recitals.

“Note PIPE Purchase Agreements” has the meaning specified in the Recitals.

“OFAC” means the Office of Foreign Asset Control of the U.S. Department of Treasury.

“Off-the-Shelf Software” means unmodified “shrink wrap,” “click wrap,” and “off the shelf” Software commercially available to the public (whether as distributed software or as a service) on standard terms and conditions, with license, maintenance, support and other fees of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 7.13(a)(i).

“Open Source Software” means any Software that is distributed as “free software”, “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) or any similar licensing model.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, directive, binding decision, verdict or award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person or such Person’s Subsidiaries, in the ordinary course of such Person’s or such Person’s Subsidiaries’ business.

“Organizational Documents” with respect to any Person that is an entity means its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 9.01(d).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, and includes the Company Software, all Company Registered IP and all other Intellectual Property required to be set forth in Section 5.14(a)(i) of the Company Disclosure Letter.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of “Intellectual Property.”

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor).

“Per Share Merger Consideration” means the quotient of: (a) the Aggregate Consideration divided by (b) number of shares of Company Fully Diluted Stock.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means: (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are: (i) not yet due and payable; or (ii) being contested in good faith and by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP; (b) other Liens for labor, materials or supplies imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and which are being contested in good faith and by appropriate proceeding and for which adequate reserves have been established with respect to such Liens for labor, materials or supplies imposed by operation of Law in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business in connection with social security; (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (e) Liens arising under this Agreement or any Ancillary Document; (f) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business; (g) easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar matters of record that do not, individually or in the aggregate, materially impair the value of, or materially interfere with the present use of, the Company Real Property Leases; (h) with respect to any Company Real Property Leases: (i) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due; and (ii) any Liens encumbering the underlying fee title of the real property of which the Company Real Property Leases is a part; (i) Liens arising in connection with the PIPE Investments or the PIPE Agreements; (j) zoning, building, entitlement and other land use regulations promulgated by any Governmental Authority that do not, individually or in the aggregate, materially impair the value of, or materially interfere with the present use of, the Company Real Property Leases; or (k) other than with respect to Intellectual Property, other Liens arising or incurred in the ordinary course of business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company.

“Person” means an individual (including current and former employees), corporation, company, exempted company, partnership (including a general partnership, exempted limited partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.

“Personal Information” means any information that is defined as “personal information,” “personal data,” “personally identifiable information,” “sensitive information” or any similar term under Data Privacy and Security Requirements, including any such information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device.

“Processing” means any operation or set of operations performed on Company Data, whether or not by automatic means, such as receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, destruction, privacy or security. “Process,” “Processed” and “Processes” shall have correlative meanings.

“Products” means products (including computer programs and applications) or services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed or otherwise made commercially available by the Company and all products and services currently under development by the Company.

“Personal Property” means any machinery, equipment, tool, vehicle, furniture, leasehold improvement, office equipment, plant, part and other tangible personal property.

“PIPE Agreements” has the meaning specified in Section 7.19.

“PIPE Investments” means the financing transactions contemplated by the Note PIPE Investment and the Equity PIPE Investment and any Additional PIPE Agreements, including the issuance, sale or funding of convertible notes and any related shares, warrants, commitment securities or other securities issued or issuable pursuant thereto.

“PIPE Investors” means the Initial PIPE Investors and any Additional PIPE Investors.

“PIPE Materials” means the information package agreed upon in writing by the Purchaser and the Company prior to or at the Signing Date for use in connection with the PIPE Investments, investor presentations and related communications with potential PIPE Investors.

“Post-Closing Purchaser Board” has the meaning specified in Section 7.17.

“Pre-Domestication Purchaser Shareholder” has the meaning specified in Section 7.11(d).

“Premium Cap” has the meaning specified in Section 7.18(b).

“Proxy Statement” has the meaning specified in Section 7.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 7.13(a)(i).

“Public Certifications” has the meaning specified in Section 6.06(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser of a par value of US$0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser of a par value of US$0.0001 per share.

“Purchaser Common Warrants” means private placement warrants and public warrants of the Purchaser.

“Purchaser Confidential Information” means Confidential Information, as defined in the Confidentiality Agreement, regarding Purchaser or Merger Sub or their respective Representatives.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article VI.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser and Merger Sub made pursuant to Section 6.01 (Organization and Standing), Section 6.02 (Authorization; Binding Agreement), Section 6.05(a), (b), (c) and (e) (Capitalization), and Section 6.17 (Information Supplied).

“Purchaser Intended Tax Treatments” has the meaning specified in the Recitals.

“Purchaser Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Purchaser; or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the Purchaser or Merger Sub from consummating the Transactions. Notwithstanding the foregoing, no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) changes or proposed changes in applicable Law or regulations or interpretations of applicable Law or regulations, or decisions by courts or any Governmental Authority after the Signing Date; (b) changes or proposed changes in GAAP (or any interpretation of GAAP) after the Signing Date; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (d) the taking of any action required by this Agreement; (e) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate; (f) any epidemic, pandemic, other disease outbreak; (g) any acts of terrorism or war, the outbreak or escalation of hostilities or civil disobedience, geopolitical conditions, local, national or international political conditions, and in the case of each of clauses (e), (f) and (g), any actions or omissions which are taken in compliance with applicable Law or any directive or guideline of any Governmental Authority in connection with any of the foregoing in clauses (e), (f) or (g); (h) any failure of Purchaser to meet any projections or forecasts (notwithstanding the foregoing, this clause (h) shall not prevent a determination that any Event otherwise excluded from this definition of Purchaser Material Adverse Effect underlying such failure to meet projections or forecast has resulted in a Purchaser Material Adverse Effect); (i) any Events generally applicable in the industries or markets in which the Purchaser does business; (j) any Event proximately caused by the announcement, pendency or consummation of this Agreement; (k) any action taken by or at the request of the Company; (l) the number of Purchaser Shareholders electing a Redemption; or (m) any change in the market price or trading volume of the Purchaser Class A Ordinary Shares or the Purchaser Common Warrants (notwithstanding the foregoing, clause (m) shall not prevent a determination that any Event not otherwise excluded from this definition of Purchaser Material Adverse Effect underlying such change in the market price or trading volume of the Purchaser Class A Ordinary Shares or the Purchaser Common Warrants has resulted in a Purchaser Material Adverse Effect). Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (e), (f) or (g) above may be taken into account in determining if a Purchaser Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Purchaser relative to similarly situated companies in the industry in which the Purchaser conducts its operations.

“Purchaser Ordinary Shares” prior to the Domestication, means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser Parties” has the meaning specified in Section 10.15(c)(i).

“Purchaser Preference Shares” prior to the Domestication, means preference shares of the Purchaser of a par value of US$0.0001 per share.

“Purchaser Privileged Materials” has the meaning specified in Section 10.15(c)(ii).

“Purchaser Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Purchaser or Merger Sub or any of their respective Affiliates or any immediate family member of any of the foregoing.

“Purchaser SEC Reports” has the meaning specified in Section 6.06(a).

“Purchaser Shareholder Approval” means the approval of: (i) the Transaction Proposal identified in clause (B) of Section 7.13(b)(i) by special resolution under the Organizational Documents of the Purchaser, being the affirmative vote of a majority of at least two-thirds of the holders of the Purchaser Class B Ordinary Shares, as being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Purchaser Shareholders’ Meeting (as determined in accordance with the Purchaser’s Organizational Documents); (ii) the Transaction Proposal identified in clause (C) of Section 7.13(b)(i) by special resolution under the Cayman Companies Act, being the affirmative vote of a majority of at least two-thirds of the holders of the Purchaser Ordinary Shares, as being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Purchaser Shareholders’ Meeting (as determined in accordance with the Purchaser’s Organizational Documents); (iii) those Transaction Proposals identified in clauses (A), (D), (E), (F), (G) and (H) of Section 7.13(b)(i), in each case, by an ordinary resolution under the Organizational Documents of the Purchaser, being the affirmative vote of at least a simple majority of the holders of the Purchaser Ordinary Shares, as being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Purchaser Shareholders’ Meeting (as determined in accordance with the Purchaser’s Organizational Documents); and (iv) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the shareholders of the Purchaser as of the applicable time specified in this Agreement.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 7.13(b)(i).

“Purchaser Transaction Costs” means: (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; (b) any Indebtedness of the Purchaser owed to its or Sponsor’s Affiliates or shareholders; (c) 50% of all costs, fees and expenses relating to the D&O Tail; (d) 50% of the filing fees lawfully payable to or as required by any Governmental Authority in connection with obtaining any required regulatory approvals in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any such fees in connection with the regulatory filings described in Section 7.09; (e) 50% of all costs, fees and expenses incurred in connection with the preparation, printing, filing and mailing of the Registration Statement; (f) 50% of all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Domesticated Purchaser Common Stock issued in connection with the Transactions; and (g) the Transfer Taxes borne by the Purchaser pursuant to Section 7.11.

“Redemption” has the meaning specified in Section 7.13(b)(i).

“Redemption Price” means the price at which a Purchaser Class A Ordinary Share may be redeemed in connection with the Redemption, which Redemption Price shall be determined, in accordance with the Organizational Documents of the Purchaser, as of two Business Days prior to the Closing.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements to such Registration Statement on Form S-4, to be filed with the SEC by the Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Released Claims” has the meaning specified in Section 10.16.

“Representatives” as to any Person means such Person’s Affiliates and their respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Stockholder Approval” means the approval of this Agreement and the Transactions, including the Merger, by the irrevocable affirmative written consent of the Requisite Stockholders (the “Written Consent”) pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

“Requisite Stockholders” means the holders of at least: (i) a majority of the voting power of the outstanding shares of Company Stock; (ii) a majority of the voting power of the outstanding shares of Company Common Stock; and (iii) a majority of the outstanding shares of Company Preferred Stock, voting together on an as-converted basis.

“S-4 Filing Delay” shall have occurred if the Registration Statement is not filed with the SEC on or before October 14, 2026.

“SAFE Amendment” means, with respect to each Company SAFE, a written amendment or consent agreement entered into between the Company and the applicable Company SAFE Investor prior to the date hereof that: (i) establishes the conversion price applicable to such Company SAFE for purposes of Section 1.09; and (ii) authorizes conversion of such Company SAFE into Company Common Stock in connection with the Transactions.

“SAFE Consideration” has the meaning set forth in Section 1.09.

“Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under Sanctions Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, and the European Union Consolidated List; or (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled as defined in the applicable regulations by a person or persons described in clause (i).

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws (the latter except to the extent inconsistent with U.S. law), regulations, embargoes or restrictive measures relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State or any other relevant Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Security Incident” means any unauthorized or unlawful access to or use, disclosure, or other Processing of Company Data, including any ransomware attacks, successful phishing incidents, or other incidents that are “personal data breaches,” “security incidents,” or similar terms as defined by applicable Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Date” has the meaning specified in the Preamble.

“Signing Filing” has the meaning specified in Section 7.15(b).

“Signing Press Release” has the meaning specified in Section 7.15(b).

“Software” means all computer software, firmware and computer programs and applications, including all source code, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, parameters, weights and methodologies, in each case of the foregoing whether in source code, executable or object code form or other form, related documentation (including user manuals, related to any of the foregoing) and all software modules, tools and technical databases.

“Sponsor” means Bluerock Acquisition Holdings, LLC, a Delaware limited liability company.

“Sponsor Director” has the meaning specified in Section 7.17(a).

“Sponsor Group” has the meaning specified in Section 10.15(a)(i).

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor-side Persons” has the meaning specified in Section 10.15(a)(i).

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and between the Sponsor, the Company and the Purchaser.

“Staleness Deadlines” has the meaning specified in Section 7.04(a).

“Stock Exchange” means the New York Stock Exchange, The Nasdaq Stock Market LLC, or such other securities exchange as mutually agreed by the Company and the Purchaser, acting reasonably.

“Subsidiary” with respect to any Person means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of such Person, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests of such partnership is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of that Person. A Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” has the meaning specified in Section 1.02.

“Target Working Capital” means $1,500,000, which the parties agree represents a normalized level of working capital for the Company and its Subsidiaries as of the Closing Date.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, capital gains, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, deduction, collection, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties, surcharge, cess or other taxes, fees, assessments or charges in the nature of a tax, together with (b) any interest, fines and any penalties, additions to tax or additional amounts with respect to such tax imposed by a Governmental Authority responsible for the administration or collection of Taxes described in clause (a) of this definition.

“Top Customers” has the meaning specified in Section 5.23(a).

“Top Suppliers” has the meaning specified in Section 5.23(b).

“TPC Loan Amount” means the aggregate payoff amount required to repay in full all amounts outstanding under the Company’s loan from TriplePoint Venture Growth BDC Corp. and TriplePoint Private Venture Credit Inc. that have been drawn as of the date of this Agreement, including any accrued and unpaid interest, fees, costs, expenses, and other amounts payable in respect of such drawn amounts, and excluding any amounts attributable to any additional borrowings, advances, or draws made after the date of this Agreement.

“Trade Secrets” means all trade secrets and other confidential business information, including ideas, concepts, designs, processes, techniques, specifications, know-how, technical data, technical databases and inventions in each case, from which the Company derives value by virtue of being maintained as confidential.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning specified in Section 7.08.

“Transaction Proposals” has the meaning specified in Section 7.13(b)(i).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Taxes” has the meaning specified in Section 7.11(b).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of successor or final Treasury Regulations.

“Trust Account” means the trust account maintained by Trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of December 10, 2025, between the Purchaser and Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Updated Allocation Schedule” has the meaning specified in Section 4.02.

“VWAP” for any security as of any day or multi-day period means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such day or multi-day period (as applicable) shall be the Fair Market Value per share on such day or multi-day period (as applicable) as reasonably determined by the Purchaser.

“WARN Act” has the meaning specified in Section 5.18(b).

“Warrant Agreement” means the Warrant Agreement, dated as of December 10, 2025, by and between the Purchaser and Continental, as warrant agent.

“Written Consent Deadline” means 4:00 pm New York time on the second Business Day following the date on which the Proxy Statement/Registration Statement has been declared effective by the SEC and the prospectus to such Proxy Statement/Registration Statement has been filed and distributed.

“499 Tax Status Report” means (i) in the case of Company Stockholders who are resident in India under the provisions of the IT Act or where Company Stockholders hold a Permanent Account Number (PAN) issued under the IT Act by the Indian authorities, report duly signed by a reputed Indian chartered accountancy firm and on its letterhead containing the screenshots from the website of the Tax Authority, Government of India confirming that there are no tax proceedings, pending or subsisting and / or outstanding tax demand pending against such Company Stockholders along with screenshot of the: (a) income-tax website with respect to the tax returns filed by such Company Stockholders; (b) income tax website with respect to the income tax assessment status and pending tax proceedings, i.e., “e-proceedings” tab; (c) income tax website with respect to the ‘Response to Outstanding demand’ tab; and (d) TDS reconciliation analysis and correction enabling system (TRACES) website with respect to outstanding tax demand status; that may render the transaction as contemplated under the Agreement void under Section 499 of the IT Act and a reliance letter to be issued by a reputed Indian chartered accountancy firm to the Purchaser to permit the Purchaser to rely on such 499 Tax Status Report, each of which are in a form agreeable to such Company Stockholders and the Purchaser; and (ii) in the case of Company Stockholders who are non-resident in India under the provisions of the IT Act and do not have a PAN, an undertaking to the effect that such Company Stockholders are not subject to Tax in India, do not hold a PAN in India and are not required to file their tax returns in India under the provisions of the IT Act, in a form agreeable to such Company Stockholders and the Purchaser.

“2026 MEP” has the meaning specified in Section 7.14(b).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

BLUEROCK ACQUISITION CORP.

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

Merger Sub:

BLRK Merger Sub Inc.

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

BITONIC TECHNOLOGY LABS INC.

By:	/s/ Raghavendra Kumar Ravinutala
Name:	Raghavendra Kumar Ravinutala
Title:	Chief Executive Officer

SCHEDULE A

[Omitted.]

SCHEDULE 8.03(f)

[Omitted.]

EXHIBIT A

Term Sheet for Purchaser Charter upon Domestication and Purchaser

Bylaws upon Domestication

[Omitted.]

EXHIBIT B

Equity PIPE Subscription Agreements

[Filed Separately.]

EXHIBIT C

A&R Registration Rights Agreement

[Filed Separately.]

EXHIBIT D

Form of United States Real Property Interest Certification and Notice

[Omitted.]

EXHIBIT E

2026 Milestone Equity Plan Term Sheet

This 2026 Milestone Equity Plan Term Sheet (“Term Sheet”) is attached as Exhibit E to, and incorporated by reference to, the Business Combination Agreement (the “Agreement”) made and entered into as of the Signing Date by and between Purchaser, Merger Sub, and the “Company”. This Term Sheet is a summary of the material terms and conditions of the proposed 2026 Milestone Equity Plan (the “2026 MEP”) to be adopted by Purchaser. Any capitalized terms not defined herein have the meaning set forth in the Agreement. This summary is not intended to exhaust all of the terms and conditions of the 2026 MEP, which shall be set forth in the final 2026 MEP document. The terms of the 2026 MEP are subject to the approval of Purchaser’s stockholders in accordance with applicable Law.

1. Objective

The Parties intend that the 2026 MEP will encourage certain key employees and other key service providers of Purchaser selected by the board of directors of Purchaser following the Closing, after taking into account the recommendations of Purchaser’s management following the Closing (such key employees and service providers, the “Eligible MEP Participants”) to continue their service with Purchaser or its subsidiaries and motivate Eligible MEP Participants toward the achievement of the completion of certain business goals, including those below. The 2026 MEP is intended to constitute an “unfunded” plan.

2. Administration.

The 2026 MEP shall be administered by Purchaser’s board of directors and, following the Closing, the Post-Closing Purchaser Board (both, the “Purchaser Board”). The Purchaser Board shall have the sole authority to interpret the Plan and to make any determinations required under the 2026 MEP. No PRSU awards will be granted prior to the Closing Date nor shall any Eligible MEP Participants be selected for awards prior to the Closing Date.

3. Award Mechanism - Performance Restricted Stock Units

Promptly following the Closing Date, but in no case prior to the date that awards can be granted under the 2026 MEP in compliance with applicable laws (including the effectiveness of any registration statement filed with the Securities and Exchange Commission in respect of the 2026 MEP and the awards granted and shares issued thereunder), the Purchaser Board will grant awards of restricted stock units subject to performance-based and service-based vesting (“PRSUs”) to Eligible MEP Participants covering up to the total number of shares subject to the MEP Reserve.

4. Triggering Events

No Eligible MEP Participant will vest in any PRSUs unless and until such Eligible MEP Participant remains in continued service with Purchaser or its subsidiaries until the date the Purchaser Board certifies achievement of one or more of the events set forth below (each, a “Triggering Event” and collectively, the “Triggering Events”), and, in the case of Triggering Event IV, the Eligible MEP Participant must also remain in service through the first anniversary of the Closing Date.

Subject to the Eligible MEP Participant’s continued service with Purchaser or its subsidiaries through the applicable vesting date:

(i) 19.05% of the shares subject to such Eligible MEP Participant’s PRSU award (3,333,750 of the aggregate shares in the MEP Reserve) will vest on the date the Purchaser Board certifies that the Surviving Company has achieved Revenue of at least $45,000,000 (subject to adjustment described below) on a trailing twelve month basis over the three (3) fiscal year period commencing with the first full fiscal year immediately following the Closing Date (“Triggering Event I”).

(ii) 19.05% of the shares subject to such Eligible MEP Participant’s PRSU award (3,333,750 of the aggregate shares in the MEP Reserve) will vest on the date the Purchaser Board certifies that the Surviving Company has achieved Revenue of at least $55,000,000 (subject to adjustment described below) on a trailing twelve month basis over the three (3) fiscal year period commencing with the first full fiscal year immediately following the Closing Date (“Triggering Event II”).

(iii) 19.05% of the shares subject to such Eligible MEP Participant’s PRSU award (3,333,750 of the aggregate shares in the MEP Reserve) will vest on the date the Purchaser Board certifies that the Surviving Company has achieved Revenue of at least $65,000,000 (subject to adjustment described below) on a trailing twelve month basis over the three (3) fiscal year period commencing with the first full fiscal year immediately following the Closing Date (“Triggering Event III”).

(iv) 42.85% of the shares subject to such Eligible MEP Participant’s PRSU award (7,498,750 of the aggregate shares in the MEP Reserve) will vest on the date the Purchaser Board certifies that, at any time during the five (5) year period following the Closing Date, the VWAP of one share of Domesticated Purchaser Common Stock as reported on Nasdaq (or the exchange on which the shares of Domesticated Purchaser Common Stock are then listed) equals or exceeds $12.00 (as adjusted to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Purchaser Common Stock, the “Trigger IV Price”) for 20 out of 30 consecutive trading days during the five (5) year period following the Closing Date (“Triggering Event IV”).

Triggering Event I, Triggering Event II and Triggering Event III will be tested at the end of every fiscal quarter commencing with the end of the first full fiscal year following the Closing Date. Triggering Event I, Triggering Event II and Triggering Event III can each be achieved during the same trailing twelve month period.

If Triggering Event I, Triggering Event II or Triggering Event III is not achieved by the end of the third full fiscal year following the Closing Date, and/or if Triggering Event IV is not achieved by the end of the five (5) year period following the Closing Date, in each case as certified by the Purchaser Board promptly following the end of the applicable period for such Triggering Event, then the portion of each then-outstanding PRSU award (and all of the shares subject to such portion) allocated to such Triggering Event under such award will be immediately forfeited.

The term “Revenue” shall mean the consolidated revenue of the Purchaser and its Subsidiaries for the trailing four (4) fiscal quarters, as reported in the Purchaser’s consolidated financial statements filed with the SEC, prepared in accordance with GAAP applied consistently with the Company’s historical accounting policies, and on an audited basis to the extent such filed statements were audited. Revenue shall exclude intercompany revenues. Revenue shall include, without limitation, revenue attributable to any acquisition, joint venture or other business combination consummated during such fiscal quarter (each, a “Post-Closing Business Combination” and such revenue, “Business Combination Revenue”); provided that:

(i) any such Business Combination Revenue shall only be included from the actual closing date of such transaction through the end of the applicable measurement period, and shall not be annualized, extrapolated or otherwise adjusted on a pro forma basis;

(ii) if (x) the Post-Closing Business Combination is consummated prior to the 15th month anniversary of the Closing Date, and (y) any portion of the consideration paid by the Surviving Company in connection with a Post-Closing Business Combination consists of shares of common stock or other equity securities of the Surviving Company, then the Revenue target for the applicable measurement period shall be increased on a dollar-for-dollar basis by the amount of Business Combination Revenue attributable to such Post-Closing Business Combination.

For the avoidance of doubt, if the consideration for a Post-Closing Business Combination does not include shares of common stock or other equity securities of the Surviving Company or such Post-Closing Business Combination is consummated following the 15th month anniversary of the Closing Date, then no adjustment shall be made to the Revenue target with respect to such Post-Closing Business Combination.

5. Acceleration of Vesting on Change of Control

If, prior to the date the Purchaser Board certifies the satisfaction of any Triggering Event, the Surviving Company is subject to a Change of Control, then the following shall apply with respect to any then-outstanding PRSU awards:

(i) to the extent that any portion of a then-outstanding PRSU award remains eligible to vest upon the satisfaction of Triggering Events I, II, and/or III, and subject to the holder of such award continuing in service with Purchaser or its subsidiaries through the closing of such Change of Control, such portion of the then-outstanding PRSU award will become fully vested as of immediately prior to the closing of the Change of Control and treated in accordance with the terms of the definitive agreement governing the Change of Control; and

(ii) to the extent that the portion of a then-outstanding PRSU award remains eligible to vest upon the satisfaction of Triggering Event IV, and subject to the holder of such award continuing in service with Purchaser or its subsidiaries through the closing of such Change of Control, such portion of the then-outstanding PRSU award will become fully vested as of immediately prior to the closing of the Change of Control and treated in accordance with the terms of the definitive agreement governing the Change of Control.

6. Continued Service Requirement

Upon any termination of service of an Eligible MEP Participant, any then-unvested portion of such Eligible MEP Participant’s PRSU award will be immediately forfeited and the shares subject to such award will return to the MEP Reserve. The Purchaser Board shall have the right, but not the obligation, to issue new PRSU awards in respect of such forfeited shares, including to any individual hired to replace the terminated Eligible MEP Participant and any other then current Eligible MEP Participant.

7. Taxes

All amounts payable under the 2026 MEP will be subject to applicable withholdings and deductions. No gross-up payments will be made with respect to payments under the 2026 MEP.

In all cases, PRSUs will be settled not later than the period necessary for compliance with, to the extent applicable, Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(9), 1.409A-3(i)(5)(iv)(A). Each payment under the 2026 MEP is a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii).

8. Recoupment

All awards under the 2026 MEP are subject to recoupment in accordance with any clawback policy that Purchaser is required or permitted to adopt pursuant to the listing standards of any national securities exchange or association on which Purchaser’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable Law. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

9. Other Provisions.

No individual will have any claim to be granted any award under the 2026 MEP. Nothing in the Plan or any Award will be deemed to constitute an employment contract or confer or be deemed to confer on any individual any right to continue in the employ of, or to continue any other service relationship with, Purchaser or any of its subsidiaries or limit in any way the right of Purchaser or any of its subsidiaries to terminate an individual’s service relationship at any time, with or without cause.

The granting of awards and the issuance of shares under the 2026 MEP are subject to all applicable Laws. Purchaser will have no obligation to issue or deliver any shares under the 2026 MEP or make any other distribution of benefits under the 2026 MEP unless, in the opinion of Purchaser’s counsel, such issuance, delivery or distribution would comply with all applicable Laws.

10. Choice of Law and Venue.

The 2026 MEP, all awards granted thereunder, and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the state of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the sole and exclusive jurisdiction and venue of the state and federal courts located in the state of Delaware.